Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of December 31, 2018

among

WORKHORSE GROUP INC.
as the Borrower,

THE PERSONS PARTY HERETO
as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION
as the Agent

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE AND TREASURY REGULATIONS THEREUNDER, THE LOANS ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ISSUE PRICE, ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY ON THE LOANS MAY BE DIRECTED TO THE BORROWER AT 100 COMMERCE DRIVE, LOVELAND, OHIO 45140; ATTN: CHIEF FINANCIAL OFFICER.

i

SCHEDULES

Schedule 1.1	Commitment Schedule
Schedule 10.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Tranche Two Borrowing Request

CREDIT AGREEMENT

This Credit Agreement dated as of December 31, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made among Workhorse Group Inc., a Nevada corporation (the “Borrower”), Wilmington Trust, National Association, not individually, but as the Agent (as defined below) for the financial institutions from time to time party to this Agreement (collectively, with their permitted successors and assignees, the “Lenders”), and the Lenders from time to time party hereto.

The Borrower has agreed to enter into this Agreement with the Lenders and the Agent evidencing the Lenders’ agreement to advance, and the Borrower’s agreement to incur the Loans on the terms and conditions set forth herein, and in connection therewith, for the parties to make the representations and warranties, covenants and undertakings as hereinafter set forth.

Section 1. Definitions; Interpretation.

1.1 Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a combination between two Persons that prior to the merger, consolidation, amalgamation or combination were already Loan Parties) and (d) the acquisition from any Person of a line of business, division, branch or new product line, or of material marketing rights, material patent rights or other material Intellectual Property rights with respect to a new product line, new operating division, new product or potential product.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

“Agent” means Wilmington Trust, National Association in its capacity as administrative and collateral agent for the Lenders hereunder and any successor thereto in such capacity.

“Agent Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between the Borrower and the Agent, in each case relating to the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Amortization Dates” means June 30, 2020, December 31, 2020, and June 30, 2021.

“Applicable Contract Rate” means, as determined by the Agent in accordance with the terms hereof, the per annum rate of interest (based on a year of 360 days) equal to LIBOR plus 7.625%.

“Applicable Law” means, in relation to any subject, all provisions applicable to that subject of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) authorizations, consents, approvals, permits or licenses issued by, or a registration or filing with, any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Authorization” means all material licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and all declarations and filings with all applicable Governmental Authorities and self-regulatory authorities.

“Benefit Plan” means any: (i) Pension Plan, (ii) Multiemployer Pension Plan, or (iii) plan that provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA or similar local law and for which the participant pays the full cost.

“Board” means the Board of Directors of the Borrower.

“Board Observer” has the meaning set forth in Section 6.13.1.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing Request” means an irrevocable written notice of borrowing delivered by the Borrower to the Agent and appropriately specifying (a) the aggregate principal amount of the Loans to be incurred, (b) the date of such borrowing (which shall be a Business Day), (c) the account details and wiring instructions for the Borrower and (d) that the applicable conditions set forth in Section 4 of this Agreement have been satisfied.

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person (or a finance lease upon adoption by the Borrower of ASU No. 2016-02, Leases (Topic 842)).

“Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or Stock Equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by S&P Global Ratings or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest predominantly in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Required Lenders.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower;

(b) a Key Person Event;

(c) a majority of the seats (other than vacant seats) on the Board shall at any time be occupied by persons who were neither (i) nominated by the Board or the Required Lenders nor (ii) appointed by directors so nominated;

(d) the Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Capital Stock of the Guarantors (except, in the case of Surefly, Inc., pursuant to a transaction approved by the Required Lenders in their reasonable discretion); or

(e) all or substantially all of the assets of the Borrower and the Guarantors, taken as a whole, are sold, conveyed, transferred or otherwise disposed of in any one or more related transactions.

“Closing Date” means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders or, at the direction of the Lenders, the Agent, in its sole discretion.

“Collateral” shall mean the property of the Loan Parties described in any Collateral Document pursuant to, or in connection with which, any Loan Party or any other Person grants a Lien to the Agent for its benefit and the benefit of the Lenders.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Required Lenders and the Agent in their reasonable discretion pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Agent and waives (or, if approved by the Required Lenders, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, collect and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Guarantee, the Security Agreement, each IP Security Agreement, each Mortgage, the Pledge Agreement, any Collateral Access Agreement, any Control Agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party grants a security interest in any Collateral to the Agent, for its benefit and the benefit of the Lenders, or pursuant to which any such security interest in Collateral is perfected, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Commitments” means the Tranche One Commitment and the Tranche Two Commitment.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1. 1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B or otherwise reasonably satisfactory to the Required Lenders in all respects.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, excluding any gains or noncash losses from Dispositions (other than the sale of inventory), any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, to provide security for the obligations of a debtor or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability supported thereby or the amount of the dividends or distributions guaranteed, as applicable.

“Control” means the direct or indirect power to directly or indirectly direct the management or policies of a Person or control the membership or voting of the board of directors or other governing body of such Person (whether or not the power has statutory, legal or equitable force or arises by means of statutory, legal or equitable rights or trusts, agreements, arrangements, understandings, practices, the ownership of any interest in securities, bonds or instruments of the entity or otherwise).

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, the Agent and the depository, securities intermediary or commodities intermediary, for the purpose of establishing the Agent’s control of such deposit account, bank account or securities account under applicable United States or other law, each in form and substance reasonably satisfactory to the Required Lenders and the Agent.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control, and all members of an affiliated service group which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Costs” means, with respect to any Person, (a) all fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, as selected by such Person in its sole discretion, and (b) all court costs and similar legal expenses.

“Cure Amount” has the meaning set forth in Section 7.20.

“Cure Quarter” has the meaning set forth in Section 7.20.

“Current Value” has the meaning set forth in Section 6.8(f).

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business that do not have payment terms exceeding 90 days and are not overdue for more than 90 days), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person for obligations of any other Person constituting Debt (under another clause of this definition) of such Person, (i) earn-out, purchase price adjustment and similar obligations, in each case, that would appear as a liability on a balance sheet under GAAP, (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for income tax purposes but the transaction is classified as an operating lease in accordance with GAAP and (k) all indebtedness of the types listed in clauses (a) through (j) of any partnership of which such Person is a general partner.

“Debt Service Coverage Ratio” means the ratio, as of any date of determination, of (a) EBITDA for the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 6.1.1 or Section 6.1.2, as applicable, have been delivered (or are required to have been delivered), in each case for the Borrower and its Subsidiaries on a consolidated basis to (b) the sum of (x) Interest Expense and (y) any payments in respect of operating leases, in each case of clauses (a) and (b) for the Borrower and its Subsidiaries on a consolidated basis; provided that for purposes of calculating the Debt Service Coverage Ratio (i) as of September 30, 2019, clause (a) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarter ended September 30, 2019 multiplied by (Y) four, (ii) as of December 31, 2019, clause (a) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended September 30, 2019 and December 31, 2019 multiplied by (Y) two, and (iii) as of March 31, 2020, clause (a) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 multiplied by (Y) four divided by three.

“Default” means any event that, if it continues uncured and unwaived, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.1(c).

“Disclosure Letter” means the letter dated as of the Closing Date delivered by the Loan Parties to the Agent and the Lenders in connection with the execution and delivery of this Agreement.

“Disposition” has the meaning set forth in Section 7.4(b).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (other than customary asset sale offers and redemptions upon the change of control, in each case so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale shall be subject to the prior repayment in full of the Obligations), less than 180 days after the last day of the term of this Agreement (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Stock.

“Dollar” and “$” mean lawful currency of the United States of America.

“EBITDA” means, for any Person and its Subsidiaries for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization (but excluding patent amortization, if any), (iv) any non-cash charges or expenses approved by the Required Lenders in their sole discretion (other than any such non-cash item to the extent it represents an accrual of, or reserve for, anticipated cash expenditures in any future period), (v) transaction costs and fees (A) related to the negotiation, execution and delivery of the Loan Documents, or (B) paid after the Closing Date to the Agent or a Lender in connection with the Loan Documents, (vi) any costs incurred with respect to liability, casualty events or business interruption, to the extent covered by insurance (as confirmed by the applicable insurance company), the proceeds of which are received during such period or within 120 days thereafter, and (vii) transaction costs incurred in connection with any sale of all or a portion of Surefly, Inc.

“Eligible Assignee” means (a) a Lender or an Affiliate of a Lender or (b) any other Person; provided that unless an Event of Default shall have occurred and be continuing at the time of any assignment, such Person does not engage in a business or activity contemplated by NAICS code 3361 (Motor Vehicle Manufacturing).

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release of Hazardous Substances or injury thereby to the environment or any Person or property or natural resources.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or natural resources, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any accounts maintained by the Borrower or any Subsidiary exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s, or any of its Subsidiaries’, employees; provided amounts therein are transferred into such accounts no earlier than two Business Days prior to the use of all amounts contained therein for making such payments.

“Excluded Taxes” means any of the following Taxes required to be withheld or deducted from a payment to any Lender or the Agent: (a) Taxes imposed on or measured by net income (however denominated) or gross profits, franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of any Lender or the Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan pursuant to a law in effect at the time such Lender first becomes a party to this Agreement or such Lender changes its lending office, except to the extent that, pursuant to Section 3.1(a), amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto or changed its lending office, (c) Taxes attributable to any Lender’s or the Agent’s failure to comply with Section 3.1(d), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility” means any New Facility hereafter acquired by Holdings or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“Facility Fee” has the meaning set forth in Section 2.12.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with the implementation of such sections of the IRC, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Fiscal Quarter” means the three-month period ending on the last day of March, June, September or December of any Fiscal Year.

“Fiscal Year” means the 12-month period ending on December 31st of each year.

“Flood Hazard Property” has the meaning set forth in clause (g) of the definition of Real Property Deliverables.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means, as of any date of determination, the aggregate principal amount of Debt for borrowed money of the Borrower and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (including all capital lease obligations, whether or not reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP).

“Funding Losses” has the meaning set forth in Section 2.14.

“GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the group of companies constituted by the Borrower and its Subsidiaries.

“Guarantee” means the guarantee executed and delivered by each Guarantor, in form and substance reasonably acceptable to the Required Lenders and the Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” mean Workhorse Technologies Inc., an Ohio corporation, Workhorse Properties Inc., an Ohio corporation, Workhorse Motor Works Inc, an Indiana corporation, and Surefly, Inc., a Delaware corporation, and each other Person who now or hereafter guarantees payment of all or a portion of the Obligations.

“Hazardous Substances” means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls, and any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled or regulated as “hazardous”, “dangerous” or “toxic” (or words of similar meaning or effect) by any governmental authority under any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the net obligations of such Person thereunder that would be reflected in the financial statements of such Person in accordance with GAAP.

“Indemnified Liabilities” has the meaning set forth in Section 10.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Applicable Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, confidential proprietary information and rights under IP Licenses.

“Interest Expense” means for any period the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Payment Date” means the fifth calendar day of each March, June, September and December.

“Interest Period” means, with respect to each Loan, (a) initially, the period commencing on the date of the making of such Loan and ending on the Interest Payment Date immediately succeeding the Closing Date, and (b) thereafter, the period commencing on the first day after the end of the previous Interest Period and ending on the earlier of (i) the immediately succeeding Interest Payment Date and (ii) the Maturity Date; provided, however, that (A) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (C)-(D) below) to the next succeeding Business Day, (B) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (C) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (D) other than with respect to the initial Interest Period hereunder, with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is three months after the date on which the Interest Period began, as applicable.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in Internet domain names.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IP Security Agreement” means any security agreement executed by any Loan Party that grants (or is prepared as a notice filing or recording with respect to) a Lien or security interest in favor of the Agent, for its benefit and the benefit of the Lenders, on Intellectual Property.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Key Person Event” means either of the following events shall have occurred: (i) Stephen Burns shall no longer serve as chief executive officer of the Borrower and in the active management of the Group for any reason and he is not replaced within 120 days thereof with an individual of like qualification and experience and which has been approved in such capacity in writing by the Required Lenders, acting in their reasonable discretion, or (ii) Duane Hughes shall no longer serve as chief operating officer and president of the Borrower and in the active management of the Group for any reason and he is not replaced within 120 days thereof with an individual of like qualification and experience and which has been approved in such capacity in writing by the Required Lenders, acting in their reasonable discretion. If a person named in this definition is replaced under paragraphs (i) or (ii) (as the case may be), this definition shall automatically be deemed amended to substitute for the name of the person replaced (including names included by any previous operations of this provision) the name of the replacement individual.

“Lenders” has the meaning set forth in the Preamble.

“Lender Party” has the meaning set forth in Section 10.4.

“LIBOR” means, with respect to any Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent (at the direction of the Required Lenders) in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time.  For purposes hereof, “Interpolated Rate” means, at any time, the rate per annum determined by the Agent (at the direction of the Required Lenders) (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBOR Rate” means, for each Interest Period for each Loan, the greater of (a) LIBOR for such Interest Period adjusted for any reserve requirement applicable to each Lender, such rate to be rounded up to the nearest 1/16 of 1% and (b) 1.75%.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any Mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity” means, as of any date of determination, Qualified Cash of the Borrower and its Subsidiaries.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Perfection Certificate delivered by the Loan Parties on or prior to the Closing Date (as supplemented pursuant to the terms of the Security Agreement), the Disclosure Letter, the Agent Fee Letter and all other documents, certificates, instruments and agreements delivered in connection with the foregoing, all as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” means the Borrower, each Guarantor and each other Person that joins this Agreement as a Borrower or otherwise guarantees the Obligations.

“Loans” means the Tranche One Loans and the Tranche Two Loans.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties or condition (financial or otherwise) or prospects of any Loan Party, (b) a material impairment of the ability of any Loan Party to perform any of its obligations and liabilities under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) a material impairment in the perfection or priority of the Agent’s Lien in the Collateral.

“Material Contract” has the meaning set forth in Section 5.22.

“Maturity Date” means December 31, 2021 or such earlier date on which the Obligations are accelerated in accordance with Section 8.2, including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3.

“Mortgage” means any mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other document, in form and substance reasonably satisfactory to the Agent and the Required Lenders, creating in favor of the Agent a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to or on account of which any Loan Party or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Loan Parties pursuant to such Disposition, net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Loan Party), (iii) taxes and other governmental costs and expenses paid or reasonably estimated by a Loan Party to be payable as a result thereof (in the case of estimated payments, after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien, if any, that has priority over the Lien of the Agent on the asset subject to such Disposition, and (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Loan Parties in connection therewith established in accordance with GAAP (provided that if, upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds).

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds (including proceeds of business interruption insurance) or condemnation awards received by any Loan Party in connection with such Casualty Event, net of all taxes and other governmental costs and expenses paid or reasonably estimated by a Loan Party to be payable as a result thereof (in the case of estimated payments, after taking into account any available tax credits or deductions and any tax sharing arrangements) and reasonable and customary collection expenses thereof, but excluding any proceeds or awards required to be paid to a creditor (other than any Lender) which holds a first priority Lien permitted by clause (c)(i) of Section 7.2 on the property which is the subject of such Casualty Event.

“New Facility” has the meaning set forth in Section 6.8(f).

“Nominee” has the meaning set forth in Section 6.13.1.

“Note” means a promissory note in substantially the form of Exhibit A or otherwise in form and substance reasonably acceptable to the Required Lenders and the Agent, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

“Obligations” means all liabilities, indebtedness and obligations (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy proceeding whether or not a claim for such interest is allowed) of any Loan Party under this Agreement or otherwise with respect to the Unused Tranche Two Commitment or any Loan or Protective Advance, or any Loan Party under any other Loan Document or any Collateral Document, including the Facility Fee and the Prepayment Premium Amount, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 5.20.1.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than any such connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction with respect to, or enforced or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations, other than contingent indemnification obligations as to which no unsatisfied claim has been asserted.

“Participant” has the meaning set forth in Section 10.16.

“Participant Register” has the meaning set forth in Section 10.16.

“Patent Rights” means, with respect to the Products, any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

“Patents” means all (i) all patents and certificates of invention, or similar property rights, and applications for any of the foregoing, of the United States, any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, (vii) all proceeds of the foregoing, including, without limitation, licenses, royalties, and income, and (viii) without duplication, all IP Ancillary Rights in respect of the foregoing.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which any Loan Party or any member of the Controlled Group is obligated to contribute or otherwise may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years.

“Perfection Certificate” means the Perfection Certificate dated as of the date hereof delivered by the Loan Parties to the Agent and the Lenders in connection with the execution and delivery of this Agreement, as amended, supplemented or otherwise modified from time to time.

“Permitted Lien” means any Lien expressly permitted by Section 7.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Phase I ESA” has the meaning set forth in clause (f) of the definition of Real Property Deliverables.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Closing Date, executed by each Loan Party in favor of the Agent, for the benefit of the Agent and the Lenders, covering all the Capital Stock respectively owned by the Loan Parties.

“Prepayment Premium Amount” means an amount equal to (x) if any prepayment occurs, or upon any amounts becoming immediately due and payable upon the acceleration of the Obligations in accordance with Section 8.2 and (y) if any portion of the Tranche Two Commitment is terminated (including upon the acceleration of the Obligations in accordance with Section 8.2), in each case, including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3, (a) on or after the Closing Date but prior to the 12 month anniversary of the Closing Date, 100% of the interest that would have been due on the Loans prepaid or required to be prepaid, and the portion of the Tranche Two Commitment terminated, in each case, for the 12 month period following the date such Loans are prepaid or required to be prepaid or such portion of the Tranche Two Commitment is terminated, and (b) on or after the 12 month anniversary of the Closing Date but prior to the 18 month anniversary of the Closing Date, the product of (i) 50% of the interest that would have been due on the Loans prepaid or required to be prepaid for the 12 month period following the date such Loans are prepaid or required to be prepaid, and the portion of the Tranche Two Commitment terminated, multiplied by (ii) the ratio of (x) a number equal to the days from the earlier of the date of prepayment, acceleration or termination to the 18 month anniversary of the Closing Date over (y) 183; provided that for purposes of the calculations in clauses (a) and (b) in this definition, the LIBOR Rate used shall be deemed to be the LIBOR Rate on the earlier of the date such amounts are prepaid or required to be prepaid or such portion of the Tranche Two Commitment is terminated.

“Prime Based Rate” means the greater of (a) (i) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent (at the direction of the Required Lenders)) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent (at the direction of the Required Lenders)), minus (ii) 1.00%, and (b) 1.75%. Any change in the Prime Based Rate shall be effective from and including the effective date of such change.

“Prior Debt” has the meaning set forth in Section 2.1.2.

“Product” means any products manufactured, sold, developed tested or marketed by the Borrower or any of its Subsidiaries.

“Property” means each of (i) the real property and facility described as 119 Northeast Drive, Loveland, Ohio 45140 (Parcel ID: 621-0016-0019-00) and (ii) the real property and facility described as 4760 Airport Road, Cincinnati, OH 45226 (Parcel ID: 010-0004-0001-00).

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements; provided that in any event all amounts in the Reserve Account shall be counted as Qualified Cash.

“Qualified Stock” means any Capital Stock other than Disqualified Stock.

“Protective Advance” has the meaning set forth in Section 2.11.

“Real Estate” means any real property owned, leased, subleased or otherwise occupied by any Loan Party, including, without limitation, the Property.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of any owned Real Estate:

(a) a Mortgage duly executed by the applicable Loan Party;

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Agent or the Required Lenders, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agent and the Lenders thereunder;

(c) a Title Insurance Policy with respect to each Mortgage;

(d) a current ALTA survey and a surveyor’s certificate, in form and substance reasonably satisfactory to the Agent and the Required Lenders, certified to the Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Required Lenders;

(e) an opinion of counsel, reasonably satisfactory to the Agent and the Required Lenders, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Agent or the Required Lenders may reasonably request;

(f) a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to each Facility;

(g) a reasonably satisfactory ASTM 1527-00 Phase I Environmental Site Assessment (“Phase I ESA”) provided by the Borrower to the Lenders (and, if requested by the Required Lenders based upon the results of such Phase I ESA, an ASTM 1527-00 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm reasonably satisfactory to the Required Lenders;

(h) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (iii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Required Lenders or the Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance reasonably satisfactory to the Agent and the Required Lenders and naming the Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders; and

(i) such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Agent or the Required Lenders may reasonably require.

“Refinancing” means any issuance of Debt which is in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Debt being refinanced (or previous Refinancings thereof); provided that if the Debt that is extended, refinanced, renewed, replaced, defeased or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing, renewal, replacement, defeasement or refunding must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the extended, refinanced, renewed, replaced, defeased or refunded Debt.

“Register” has the meaning set forth in Section 10.13.

“Registered Intellectual Property” has the meaning set forth in Section 5.17(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and among the Borrower, Marathon Structured Product Strategies Fund, LP, Marathon Blue Grass Credit Fund, LP, Marathon Centre Street Partnership, L.P., and TRS Credit Fund, LP.

“Related Parties” has the meaning set forth in Section 9.2.

“Required Lenders” means, at any time, Lenders having Loans or the Unused Tranche Two Commitment representing more than 50% of the sum of the Loans and the Unused Tranche Two Commitment.

“Reserve Account” means the deposit account of the Borrower maintained with PNC Bank, N.A. and which is subject to a blocked Control Agreement in favor of the Agent.

“Restricted Payment” has the meaning set forth in Section 7.3.

“SDN” has the meaning set forth in Section 5.20.1.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among the Loan Parties and the Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Specified Equity Contribution” has the meaning set forth in Section 7.20.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent, and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Stock Equivalent” shall not include debt instruments that are convertible into Capital Stock or Stock Equivalents.

“Subject Purchase Orders” has the meaning set forth in Section 4.2.2.

“Subordinated Debt” means any Debt for borrowed money incurred by the Borrower or any of its Subsidiaries that is contractually subordinated in right of payment to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreements covering Subordinated Debt, each in form and substance satisfactory to the Required Lenders and the Agent and as the same may be amended, restated, supplemented or modified from time to time.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares of voting Capital Stock as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Tax Returns” has the meaning set forth in Section 5.12.

“Taxes” means all present or future income, excise, stamp, documentary, property or franchise taxes or other taxes, assessment, fees, imposts, duties, levies, deductions, withholdings (including backup withholding) or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Agent and the Required Lenders, together with all endorsements made from time to time thereto, issued and delivered to the Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Agent and the Required Lenders, insuring the Lien created by a Mortgage in an amount not less than the fair market value of the applicable property, and on terms and with such endorsements reasonably satisfactory to the Required Lenders and the Agent.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Funded Debt as of such date to (b) EBITDA for the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 6.1.1 or Section 6.1.2, as applicable, have been delivered (or are required to have been delivered), in each case for the Borrower and its Subsidiaries on a consolidated basis; provided that for purposes of calculating the Total Leverage Ratio (i) as of September 30, 2019, clause (b) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarter ended September 30, 2019 multiplied by (Y) four, (ii) as of December 31, 2019, clause (b) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended September 30, 2019 and December 31, 2019 multiplied by (Y) two, and (iii) as of March 31, 2020, clause (b) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 multiplied by (Y) four divided by three.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche One Commitment” means, as to each Lender, such Lender’s commitment to provide Tranche One Loans hereunder in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.1.1(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The aggregate amount of the Lenders’ Tranche One Commitments is $10,000,000.

“Tranche One Loans” means the term loan made by the Lenders pursuant to Section 2.1.1(a).

“Tranche Two Commitment” means, as to each Lender, such Lender’s commitment to provide Tranche Two Loans hereunder in the principal amount up to but not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.4 and Section 2.7 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The amount of the Lenders’ Tranche Two Commitments is $25,000,000 in the aggregate.

“Tranche Two Funding Date” means any date on which the conditions set forth in Section 4.2 have been satisfied or waived by the Agent (at the discretion of the Lenders) or the Lenders in their sole discretion and all or part of the Tranche Two Loan is funded.

“Tranche Two Loans” means the term loans made by the Lenders pursuant to Section 2.1.1(b).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent for its benefit and the benefit of the Lenders pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unused Tranche Two Commitment” means, as to each Lender at any time, the total Tranche Two Commitment held by such Lender at such time, minus the outstanding Tranche Two Loans held by such Lender at such time.

“Warrants” means (a) that certain Common Stock Purchase Warrant, dated as of the Closing Date, by and between the Borrower and Marathon Structured Product Strategies Fund, LP; (b) that certain Common Stock Purchase Warrant, dated as of the Closing Date, by and between the Borrower and Marathon Blue Grass Credit Fund, LP; (c) that certain Common Stock Purchase Warrant, dated as of the Closing Date, by and between the Borrower and Marathon Centre Street Partnership, L.P.; and (d) that certain Common Stock Purchase Warrant, dated as of the Closing Date, by and between the Borrower and TRS Credit Fund, LP.

“Wholly-Owned Subsidiary” means, as to any Subsidiary, all of the Capital Stock of which (except directors’ qualifying shares) is at the time directly or indirectly owned by the Borrower and/or another Wholly-Owned Subsidiary of the Borrower.

1.2 Interpretation. In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references in each Loan Document are to the particular Annex, Exhibit, Schedule and Section of such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each of which shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Loan Parties, the Lenders, the Agent and the other parties hereto and thereto and are the products of all parties; accordingly, this Agreement and the other Loan Documents, in each case, shall not be construed against the Agent or the Lenders merely because of the Agent’s or the Lenders’ involvement in their preparation. Any reference in any Loan Document to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the adoption by the Borrower of ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2017.

Section 2. Credit Facilities.

2.1 Loans.

2.1.1 Loans. Subject to the terms and conditions set forth in this Agreement, the Lenders agree to lend to the Borrower funds in an aggregate principal amount not to exceed the aggregate Commitments as follows:

(a) on the Closing Date, subject to satisfaction of the conditions set forth in Section 4.1, the entire amount of the Tranche One Commitment, after which the Tranche One Commitment shall terminate in full; and

(b) on any Tranche Two Funding Date, subject to satisfaction of the conditions set forth in Section 4.2, the amount of the Tranche Two Loans requested by the Borrower to be funded on such date (not to exceed the amount of the Unused Tranche Two Commitment at such time).

2.1.2 General. No portion of the Tranche One Loans may be re-borrowed once repaid. Subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow the Tranche Two Loans. The proceeds of the Tranche One Loans shall be used to refinance the Borrower’s Debt owed to Arosa Opportunistic Fund LP (the “Prior Debt”) and for general working capital purposes, including the payment of operating expenses, in each case, in compliance with the Loan Documents. The proceeds of the Tranche Two Loans shall be used for working capital required for vehicle production contracts, including tooling and equipment, in each case, in compliance with the Loan Documents. For the avoidance of doubt, the proceeds of the Loans shall be used in the manner set forth on Schedule 2.1.2 of the Disclosure Letter and as otherwise permitted by this Section 2.1.2. The proceeds of the Loans may also be used by the Borrower to pay its own fees and expenses associated with the transactions contemplated hereby (including the Facility Fee) and to pay any broker’s, finder’s or placement fee or commission set forth on Schedule 5.28 of the Disclosure Letter.

2.2 Loan Accounting.

2.2.1 Recordkeeping. The Agent, on behalf of the Lenders, shall record in its records the date and amount of the Loans made by each Lender, accrued interest and each repayment of principal or interest thereon. The aggregate unpaid principal amount so recorded shall, absent manifest error, be presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.2.2 Notes. At the request of any Lender, the Loans shall be evidenced by one or more Notes, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the applicable Loan and payable in such amounts and on such dates as are set forth herein.

2.3 Interest.

2.3.1 Interest Rate.

(a) The Borrower promises to pay interest on the unpaid principal amount of the Tranche One Loans for the period commencing on the Closing Date and ending on (and including) the date on which the Tranche One Loans are Paid in Full, at the Applicable Contract Rate.

(b) The Borrower promises to pay interest on the full amount of the Unused Tranche Two Commitment and the unpaid principal amount of the outstanding Tranche Two Loans for the period commencing on the Closing Date and ending on (and including) the date on which the Tranche Two Loans are Paid in Full and the Tranche Two Commitment is terminated, at the Applicable Contract Rate. For the avoidance of doubt, interest paid on the Unused Tranche Two Commitment shall be the same amount of interest that would be paid on a Tranche Two Loan in the same principal amount as the amount of such Unused Tranche Two Commitment.

(c) The foregoing notwithstanding, (i) at any time an Event of Default has occurred and is continuing, the interest rate then applicable to the Loans and the unused Tranche Two Commitment shall automatically be increased, without demand or notice of any kind from the Agent or any Lender (including declaration or notice of an Event of Default), by five percent (5.00%) per annum (any such increased rate, the “Default Rate”) and (ii) any such increase may thereafter be waived or rescinded by the Lenders in their sole discretion by written notice to the Borrower. In the event that the Obligations are not Paid in Full as of the Maturity Date, or in the event that the Obligations shall be declared or shall become due and payable pursuant to Section 8.2, the Obligations shall bear interest subsequent thereto at the Default Rate and such interest shall be payable in cash on demand. In no event shall interest or other amounts payable by the Borrower to the Lenders hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, (x) any amounts paid hereunder shall be deemed to be and shall be applied against the principal amount of the Obligations to the extent necessary such that the amounts paid hereunder do not exceed the maximum rate under Applicable Law and (y) such provision shall otherwise be deemed modified as necessary to limit such amounts paid to the maximum rate permitted under Applicable Law.

2.3.2 Interest Payments. Interest accrued on the Unused Tranche Two Commitment and the Loans during the period from the Closing Date until the Maturity Date shall accrue and be payable in cash quarterly on each Interest Payment Date, in arrears, and, to the extent not paid in advance, upon a prepayment of the Loans or termination of all or any portion of the Tranche Two Commitment, as the case may be, in accordance with Section 2.4 and on the Maturity Date, in each such case, in cash. After the Maturity Date and at any time an Event of Default is continuing, all accrued interest on the Unused Tranche Two Commitment and the Loans shall be payable in cash on demand.

2.3.3 Computation of Interest. Interest on the Unused Tranche Two Commitment and the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed, including the first day but excluding the last day.

2.3.4 Original Issue Discount; Allocation of Issue Price.

(a) The Borrower and the Lenders acknowledge that the Loans will be treated as issued with original issue discount for U.S. federal income tax purposes, within the meaning of section 1273 of the IRC.  The issue price, amount of original issue discount, issue date and yield to maturity for the Loans may be obtained by submitting a written request for such information to the Borrower at 100 Commerce Drive, Loveland, Ohio 45140; Attn: Chief Financial Officer.

(b) The Borrower and the Lenders acknowledge and agree that within 30 days after the Closing Date, they shall agree as to (i) the aggregate issue price the Loans and (ii) the portion of the issue price allocated to the Loans and the portion of the issue price allocated to the Warrants in the aggregate, which shall be divided among the Warrants on a pro rata basis based on their respective fair market value in accordance with Section 1273(c)(2) of the Code and Treasury Regulations §1.1273-2(h).  The parties hereto agree to report all income tax matters with respect to the making of the Loans consistent with the provisions of this Section 2.3.4(b) unless otherwise required due to a change in Applicable Law.

2.4 Amortization; Prepayment.

2.4.1 Amortization. On each Amortization Date, the Borrower shall repay an aggregate principal amount of $500,000 of the Tranche One Loans, subject to earlier Payment In Full in accordance with the terms and provisions of this Agreement. On the Maturity Date, the Borrower shall repay the aggregate outstanding balance of the Loans, subject to earlier Payment In Full in accordance with the terms and provisions of this Agreement.

2.4.2 Mandatory Prepayment. (a) If any Loan Party receives Net Cash Proceeds from any Disposition (other than the sale or disposition of Surefly, Inc. or any portion of its related business and assets permitted by Section 7.4(b)(i)), Net Casualty Proceeds or net cash proceeds received by such Loan Party from the issuance or incurrence of Debt (other than Subordinated Debt permitted under Section 7.1(e)) or, in the case of the Borrower, the issuance of Capital Stock, the Borrower shall notify the Lenders and the Agent thereof. Unless the Required Lenders shall have sent written notice to the Borrower, by the fourth Business Day after the date on which the applicable Loan Party received such proceeds (except in the case of issuance of Capital Stock, in which case the following sentence shall apply), declining receipt of a prepayment under this Section 2.4.2(a), the Borrower shall prepay the Obligations within five Business Days after such receipt in an amount equal to (i) 50% of such Net Cash Proceeds (or such lesser amount as the Required Lenders may specify), (ii) 100% of such Net Casualty Proceeds (or such lesser amount as the Required Lenders may specify) and (iii) 100% of such net cash proceeds received by the such Loan Party from the issuance or incurrence of Debt (other than Subordinated Debt permitted under Section 7.01(e)) (or such lesser amount as the Required Lenders may specify). If the net cash proceeds are from the issuance of Capital Stock of the Borrower after September 30, 2019 and unless the Lenders shall have sent written notice to the Borrower, by the fourth Business Day after the date on which the Borrower received such proceeds, declining receipt of a prepayment under this Section 2.4.2(a), the Borrower shall prepay the Obligations within five Business Days after such receipt in an amount equal to 35% of such net cash proceeds received by the Borrower (or such lesser amount as the Lenders may specify).

(b) Immediately upon receipt by the Borrower of the proceeds of any Specified Equity Contribution pursuant to Section 7.20, the Borrower shall prepay the Loans in accordance with Section 2.7 in an amount equal to 100% of such proceeds.

2.4.3 Voluntary Prepayment; Voluntary Tranche Two Commitment Termination. The Borrower may prepay the principal of the Tranche One Loans and/or the Tranche Two Loans in whole or in part, at any time and from time to time upon (a) at least 10 Business Days’ prior written notice to the Agent and (b) payment to the Agent, for the benefit of the Lenders, of the amounts described in Section 2.12.2. Amounts of the Tranche One Loans so prepaid may not be re-borrowed. Amounts of the Tranche Two Loans so prepaid may be re-borrowed. The Borrower may terminate the Tranche Two Commitment in whole or in part, at any time and from time to time upon (a) at least 10 Business Days’ prior written notice to the Agent and (b) payment to the Agent, for the benefit of the Lenders, of the amounts described in Section 2.12.2. For the avoidance of doubt, Tranche Two Loans prepaid pursuant to Section 6.9 may be re-borrowed.

2.5 Payment Upon Maturity. The Tranche One Loans and the Tranche Two Loans, any accrued but unpaid interest thereon and on the Unused Tranche Two Commitment and any other Obligations then outstanding, shall be due and required to be Paid in Full on the Maturity Date.

2.6 Making of Payments. All payments on the Loans and the Unused Tranche Two Commitment in accordance with this Agreement, including all payments of fees and expenses, shall be made by the Borrower to the Agent without setoff, recoupment or counterclaim and in immediately available funds, in Dollars, by wire transfer to the account of the Agent specified by the Agent, in any case, not later than 1:00 p.m. New York City time on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to the Lenders all payments received in collected funds by the Agent for the account of the Lenders.

2.7 Application of Payments and Proceeds. Each prepayment of the outstanding Tranche One Loans pursuant to Section 2.4.1 shall be applied to the installments of principal on such Loan in the inverse order of maturity. Each prepayment of the outstanding Loans pursuant to Section 2.4.2 shall be applied first to the installments of principal on the Tranche One Loans in the inverse order of maturity and then to the installments of principal on the Tranche Two Loans in the inverse order of maturity. Each prepayment of the outstanding Tranche One Loans and/or the Tranche Two Loans as determined by the Borrower pursuant to Section 2.4.3 shall be applied to the installments of principal on such Loan in the inverse order of maturity. The Tranche Two Commitment shall be permanently reduced in the amount of any prepayment of Tranche Two Loans pursuant to Section 2.4.2. If no Loans are outstanding at a time that a mandatory prepayment of Loans is required under Section 2.4.2, then the Tranche Two Commitment shall be permanently reduced in an amount equal to the Loans that would have otherwise been required to be prepaid. For the avoidance of doubt, the Tranche Two Commitment shall not be reduced by any prepayment of Tranche Two Loans pursuant to Section 6.9.

2.8 Payment Dates. If any payment of principal of or interest on a Loan or the Unused Tranche Two Commitment, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.9 Set-off. The Borrower acknowledges that the Agent, the Lenders and their respective Affiliates have all rights of set-off, counterclaim and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower acknowledges that at any time an Event of Default has occurred and is continuing, the Agent and the Lenders may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter deposited with the Agent or the Lender.

2.10 Currency Matters. All amounts payable under this Agreement and the other Loan Documents to the Agent and/or the Lenders shall be payable in Dollars.

2.11 Protective Advances. If an Event of Default has occurred and is continuing, the Required Lenders are authorized by the Borrower, from time to time in the Required Lenders’ reasonable discretion (but the Required Lenders shall have absolutely no obligation to), to make disbursements or advances to the Borrower or any other Loan Party in amounts which the Required Lenders, in their reasonable discretion, deem necessary (i) to preserve or protect the Collateral, or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (any of such disbursements or advances are in this Section 2.11 referred to as “Protective Advances”). Unless otherwise agreed in writing by the Required Lenders in their reasonable discretion, if an Event of Default has occurred and is continuing, Protective Advances shall bear interest at a rate payable in cash per annum equal to the Applicable Contract Rate plus the Default Rate. Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which are subject to the rights of the Agent, the Lenders and their respective Affiliates in accordance with Section 2.9. The Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earliest of (i) the Maturity Date and (ii) the date on which demand for payment is made by the Required Lenders. In the event any Protective Advances are made by the Required Lenders following the Maturity Date, the Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the date on which demand for payment is made by the Required Lenders. The Required Lenders shall promptly notify the Borrower in writing of each such Protective Advance, which notice shall include a description of the amount and the purpose of such Protective Advance. Any other terms with respect to the extension of any Protective Advance may be set forth in a separate agreement reasonably satisfactory to the Required Lenders in their reasonable discretion.

2.12 Fees.

2.12.1 Facility Fee. As consideration for the agreements of the Lenders hereunder, the Borrower agrees to pay to each Lender, for its own account, a facility fee (the “Facility Fee”) equal to 2.00% of such Lender’s Commitments, which Facility Fee shall be due and earned in full (without rebate or proration) on the Closing Date; provided that, notwithstanding the foregoing, 50% of the Facility Fee shall be paid on the Closing Date and 50% of the Facility Fee shall be paid on the first Tranche Two Funding Date after the Closing Date.

2.12.2 Prepayment Premium Amount. Upon (a) prepayment of all or any portion of any Loan or termination of all or any portion of the Tranche Two Commitment, in each case, for any reason (including for the avoidance of doubt pursuant to Section 2.4.2 but not including pursuant to Section 6.9) or (b) all or any portion of any Loan becoming due and payable or all or any portion of the Tranche Two Commitment being terminated, in each case, automatically or by declaration upon the occurrence and during the continuance of an Event of Default (including for the avoidance of doubt as a result of an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), then, in each case, the principal portion of the Loan being prepaid (or all principal in the event of an acceleration) or the amount of Tranche Two Commitment being terminated plus the following amounts shall each be immediately due and payable: (i) all accrued and unpaid interest thereon (including, as applicable, interest accrued thereon at the Default Rate), (ii) in the event such Loan is prepaid or accelerated, or such portion of the Tranche Two Commitment is terminated, prior to the 18 month anniversary of the Closing Date, the applicable Prepayment Premium Amount. The Borrower acknowledges that the Lenders have the right to maintain their investments in the Loans and the Tranche Two Commitment free from repayment or termination, respectively, by the Borrower (except as herein specifically provided for) and that the provision for payment of the Prepayment Premium Amount, as applicable, by the Borrower in the event that any Loan is prepaid, or the Tranche Two Commitment is terminated, in each case, for any reason or is accelerated or terminated, respectively, as a result of the occurrence and during the continuance of an Event of Default or otherwise (including for the avoidance of doubt an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), in each case prior to the 18 month anniversary of the Closing Date, is intended to provide compensation for the deprivation of such right under such circumstances.

2.12.3 Agent Fees. The Borrower shall to pay to the Agent, for its own account, fees payable in the amounts and at the times set forth in the Agent Fee Letter.

2.13 LIBOR.

(a) During the term of this Agreement, the Interest Period shall be three months and each such Interest Period shall automatically continue after expiration thereof for an additional three month period.

(b) The Borrowers may prepay Loans at any time; provided, however, that in the event that Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.4.2 or any application of payments or proceeds of Collateral or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.14.

2.14 Funding Losses. The Borrower shall indemnify, defend, and hold the each Lender harmless against any loss, cost or expense incurred by such Lender as a result of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.4.2), or (b) the failure to borrow, continue or prepay any Loan on the date specified in any Borrowing Request or other notice delivered pursuant hereto (such losses, costs and expenses, collectively, “Funding Losses”).

2.15 Changes in Law; Impracticability or Illegality; Alternate Rate of Interest.

(a) The LIBOR Rate may be adjusted by the Agent (at the direction of the Required Lenders) with respect to the Lenders on a prospective basis to take into account any additional or increased costs to the Lenders of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed on the Lenders by the Board of Governors of the Federal Reserve System of the United States of America (or any successor), excluding any adjustments to reserve requirements, which additional or increased costs would increase the cost to the Lenders of funding loans bearing interest at the LIBOR Rate. In any such event, each affected Lender shall give the Borrower and the Agent notice of such a determination and adjustment and, upon its receipt of the notice from such Lender, the Borrower may, by notice to the affected Lender (b) require the affected Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (c) repay the Loans with respect to which such adjustment is made (together with any amounts due under Section 3.1).

(b) In the event that any change in market conditions or any law, regulation, treaty or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans or the Tranche Two Commitment or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower and the Agent and in the case of any Loans that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans and the Tranche Two Commitment, and interest upon the Loans, and the Tranche Two Commitment, thereafter shall accrue interest at a rate per annum determined by replacing references herein to the LIBOR Rate with the Prime Based Rate in effect from time to time.

(c) If at any time the Required Lenders determine (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.15(b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.15(b) have not arisen but the supervisor for the administrator of the LIBOR Rate has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Required Lenders in their reasonable discretion shall establish an alternate rate of interest to that based on the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States of a similar type as the Loans at such time, and the Agent, the Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as the Lenders and the Borrower may determine to be appropriate. Until an alternate rate of interest shall be determined in accordance with this Section 2.15(c), the provisions in Section 2.15(b) shall apply.

Section 3. Yield Protection.

3.1 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law (as determined in the good faith reasonable discretion of the Borrower or the Required Lenders), then the Borrower shall: (i) timely pay directly to the relevant taxing authority the full amount required to be so withheld or deducted in accordance with Applicable Law; (ii) as soon as practicable and within 30 days after the date of any such payment of Taxes, forward to the Agent an official receipt or other documentation reasonably satisfactory to the Required Lenders and the Agent evidencing such payment to such relevant taxing authority; and (iii) in the case of Indemnified Taxes, pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders after such deduction or withholding (including withholdings and deductions applicable to any additional sums payable under this Section 3.1) has been made will equal the full amount the Lenders would have received had no such withholding or deduction been required.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of each Lender timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), the Agent and the Lenders for all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid or payable by the Agent or the Lenders, or required to be withheld or deducted from a payment to the Agent or the Lenders, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate of the Agent or any Lender (or of the Agent on behalf of any Lender) claiming any reimbursement or indemnification under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d) On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower or the Agent, each Lender (including, for purpose of this section, any assignee of any Lender that becomes a party to this Agreement) shall (but only so long as such Lender remains lawfully able to do so) provide the Borrower with such properly completed and executed documents and forms necessary to certify that payments to such Lender are exempt from or entitled to a reduced rate of withholding tax on payments pursuant to this Agreement or any other Loan Document. In addition, on or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower or the Agent, each Lender shall (but only so long as such Lender remains lawfully able to do so) deliver such other properly completed and executed documents or forms necessary to certify that such Lender is not subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender that is the beneficial owner of U.S. source payments made under this Agreement will (but only so long as such Lender remains lawfully able to do so) provide to the Borrower and the Agent: (i) in the case of a beneficial owner that is U.S. person within the meaning of Section 7701 of the IRC, executed copies of IRS Form W-9 certifying that such beneficial owner is exempt from U.S. federal backup withholding tax, (ii) in the case of a beneficial owner claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, both (A) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable and (B) a certificate to the effect that such beneficial owner is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, (iii) in the case of a beneficial owner that is not a U.S. person within the meaning of Section 7701 of the IRC claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest,” “business profits” or “other income” article of such tax treaty; and (iv) in the case of a beneficial owner for whom payments under this Agreement constitute income that is effectively connected with such beneficial owner’s conduct of a trade or business in the United States, executed copies of IRS Form W-8ECI. Any Lender that is not the beneficial owner of U.S. source payments made under this Agreement, such as an entity treated as a partnership for U.S. federal income tax purposes, will (but only so long as such Lender remains lawfully able to do so) provide (x) executed copies of an IRS Form W-8IMY on behalf of itself and (y) on behalf of each such beneficial owner, the forms set forth in clauses (i) through (iv) of the preceding sentence that would be required of such beneficial owner if such beneficial owner were a Lender. If a payment made to any Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall (but only so long as such Lender remains lawfully able to do so) deliver to the Borrower and the Agent, at the time or times prescribed by law or reasonably requested in writing by the Borrower or the Agent, such documentation prescribed by applicable law or reasonably requested in writing by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.1, such Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender in the event such Lender is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this clause (e), in no event will any Lender be required to pay any amount to the Borrower pursuant to this clause (e) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any Lender to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f) The provisions of this Section 3.1 shall survive the termination of this Agreement and repayment of all Obligations.

3.2 Increased Cost.

(a) If, after the Closing Date, the adoption or taking effect of, or any change in, any Applicable Law, rule, regulation or treaty, or any change in the interpretation or administration of any Applicable Law, rule, regulation or treaty by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by such Lender or any Person controlling such Lender; (ii) shall subject such Lender or the Agent to any Taxes (other than Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, Indemnified Taxes and Connection Income Taxes); or (iii) shall impose on such Lender or any Person controlling such Lender any other condition affecting any Loan, its Notes or its obligation to make any Loan; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Notes with respect thereto, then, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent) therefor, the Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any Applicable Law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy applicable to such Lender or any such Person (whether or not having the force of law) of any such authority, central bank or comparable agency, which is not covered by paragraph (a) above, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented. Notwithstanding anything to the contrary in this Section 3.2, the Borrower shall not be required to compensate any Lender for any amounts in this Section 3.2 (excluding Taxes described in Section 3.2(a)(ii)) incurred more than 180 days prior to the date that such Lender delivers the statement making the demand for such payment (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the foregoing 180 day period shall be extended to include the retroactive effect thereof).

(d) All amounts payable under this Section 3.2 shall bear interest from the date that is 10 days after the date of demand by any Lender or the Agent (at the direction of the applicable Lender) until payment in full to such Lender at the rate applicable to the Loans then outstanding. A certificate of the Agent or any Lender (or of the Agent on behalf of the applicable Lender) claiming any compensation under this Section 3.2, setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e) The obligations of the Loan Parties under this Section 3.2 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.3 Mitigation of Circumstances. Each Lender will use commercially reasonable efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.1 or 3.2; provided, that this Section 3.3 shall not apply to, or operate to prevent, any assignment of the Loans and the rights and obligations of any Lender pursuant to Section 10.13. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by each Lender in connection with this Section 3.3.

3.4 Conclusiveness of Statements; Survival. Determinations and statements of any Lender pursuant to Sections 3.1 or 3.2 shall be conclusive absent manifest error provided that such Lender or the Agent provides the Borrower with written notification of such determinations and statements. Each Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4. Conditions Precedent.

4.1 Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the Lenders to make Tranche One Loans is subject to the satisfaction or waiver in writing by the Lenders or, at the direction of the Lenders, the Agent of the following conditions precedent, each of which shall be reasonably satisfactory in all respects to the Agent and the Lenders:

4.1.1 Delivery of Loan Documents. The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to the Lenders and the Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated as of the Closing Date or an earlier date reasonably satisfactory to the Lenders and the Agent):

(a) Agreement. This Agreement.

(b) Loan Documents. The Loan Documents and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including Intellectual Property assignments as collateral and pledged equity and limited liability company interests in the Subsidiaries, if any, with undated irrevocable transfer powers executed in blank), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(c) Financing Statements; Mortgages. Properly completed UCC financing statements and other filings and documents required by law or the Loan Documents to provide the Agent with perfected first priority Liens (subject only to Permitted Liens) in the Collateral.

(d) Lien and Judgment Searches. Copies of UCC, tax lien and judgment search reports listing all effective financing statements, tax liens and equivalent filings and judgments filed against any Loan Party, with copies of all such filings, and copies of search results for Registered Intellectual Property (to the extent reasonably available) conducted by the Borrower listing all effective collateral assignments in respect of such Intellectual Property filed with respect to any Loan Party, with copies of such collateral assignment documentation, all in each jurisdiction reasonably determined by the Required Lenders.

(e) Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified as of a recent date by the appropriate Governmental Authority (as applicable) in its jurisdiction of incorporation (or formation), (ii) limited liability company agreement, partnership agreement and bylaws (and similar governing document) (as applicable), (iii) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, (vi) signature and incumbency certificates of its officers authorized to execute the Loan Documents, in each case with respect to clauses (i) through (iv), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification and (v) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction reasonably requested by the Agent or the Required Lenders, in each case, dated as of a recent date.

(f) Opinions of Counsel. Opinions, addressed to the Agent and dated as of the Closing Date, from counsel to the Borrower, covering such matters as are customary for the transactions contemplated by the Loan Documents.

(g) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b).

(h) [Reserved.]

(i) [Reserved.]

(j) Payoff; Release of Prior Debt. Payoff letters with respect to the repayment in full of the Prior Debt, termination of all agreements related thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing or authorization to file the same.

(k) Disclosure Letter. The Disclosure Letter.

(l) Warrants and Registration Rights Agreement. The Warrants and the related Registration Rights Agreement.

(m) Officer’s Certificate. A certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in Section 4.1.2, 4.1.3 and 4.1.4.

(n) Solvency Certificate. The Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer or manager) of each Loan Party, in his or her capacity as such and not in his or her individual capacity, in form and substance reasonably satisfactory to the Required Lenders, certifying as to the matters set forth in Section 5.13.

(o) [Reserved.]

(p) Delivery of Borrowing Request. A Borrowing Request, delivered to the Agent at least two Business Days prior to the Closing Date, requesting that the entire amount of the Tranche One Loans be funded on the Closing Date.

(q) Notes. The Notes in respect of the Tranche One Loans and the Tranche Two Loans, each in form and substance satisfactory to the Lender holding each Note, duly executed by the Borrower.

(r) Agent Fee Letter. The Agent Fee Letter, dated the Closing Date, by and among the Agent and the Borrower.

(s) Expenses. The payment of all fees, expenses and other amounts due and payable under each Loan Document or set forth on Schedule 5.28 of the Disclosure Letter.

(t) Other Documents. Such other certificates, documents and agreements that may be listed on the closing checklist provided by the Lenders to the Borrower or as the Agent or the Required Lenders may request.

4.1.2 Representations and Warranties. Each representation and warranty by each Loan Party contained herein or in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

4.1.3 No Default. No Default or Event of Default shall have occurred and be continuing.

4.1.4 No Material Adverse Change. Since December 31, 2017, no event or occurrence shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.1.5 Payment of Fees and Expenses. The Borrower shall have paid, on or prior to the Closing Date, (i) the Facility Fee payable under Section 2.12.1, (ii) the fees payable on or before the Closing Date in the amounts set forth in the Agent Fee Letter and (iii) all costs and expenses (including payment or reimbursement of all Costs, diligence costs and consulting costs (including actual, reasonable and documented fees and charges of any accountants, auditors, appraisers, consultants and other professionals)) incurred by the Agent and the Lenders in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby which are required to be paid by the Borrower.

4.2 Tranche Two Loans. The obligation of the Lenders to make any Tranche Two Loans on or prior to the 24 month anniversary of the Closing Date is subject to the following conditions precedent, each of which shall be reasonably satisfactory in all respects to the Agent and the Lenders:

4.2.1 Delivery of Tranche Two Borrowing Request. Prior to the applicable Tranche Two Funding Date, the Borrower shall have delivered to the Agent a Tranche Two Borrowing Request substantially in the form of Exhibit C requesting that all or a portion of the Tranche Two Loans, subject to Section 4.2.2, be funded on a date that is not less than 15 days from the date of such Tranche Two Borrowing Request, but which date, in any event, may not be after the 24 month anniversary of the Closing Date, which Tranche Two Borrowing Request shall be signed by the chief executive officer or chief financial officer of the Borrower, and which Tranche Two Borrowing Request, for the avoidance of doubt, shall attach copies of each Subject Purchase Order against which the requested funding of the Tranche Two Loans is to be made, each certified by the chief executive officer or chief financial officer of the Borrower as being in full force and effect without modification.

4.2.2 Tranche Two Conditions to Borrowing. (a) The aggregate amount of the Tranche Two Loans funded by the Lenders shall be no greater than the lesser of (X) the Unused Tranche Two Commitment at such time and (Y) the greater of (I) the aggregate amount of payment obligations that may become due to the Loan Parties under and evidenced by confirmed open purchase orders delivered to the Lenders at least 15 days prior to any funding (the “Subject Purchase Orders”) and (II) solely with respect to the Subject Purchase Orders for which there is an associated voucher incentive, the cost of manufacturing the vehicles included in such Subject Purchase Orders; provided that, in all cases, the Subject Purchase Orders (i) are in form and substance reasonably acceptable to the Required Lenders (it being agreed that the amount of any open purchase order for purposes hereof shall exclude the amount of any associated voucher incentive) and (ii) include a margin of return reasonably acceptable to the Required Lenders (it being understood that the amount of the associated voucher incentive will be included in the Required Lenders’ evaluation of the margin of return of any Subject Purchase Orders); (b) the amount of any funding of the Tranche Two Loans shall be in an aggregate minimum amount of $500,000 and in integral multiples of $250,000; and (c) the Borrower may not submit more than one Tranche Two Borrowing Request with respect to the funding of the Tranche Two Loans in any calendar month unless otherwise expressly agreed by the Lenders in their sole discretion. Notwithstanding the foregoing, at the Borrower’s request, Tranche Two Loans shall be funded to the extent of any Unused Tranche Two Commitment in the amount of any fees and expenses to be paid by the Borrower to the Agent and the Lenders on any Tranche Two Funding Date.

4.2.3 Payment of Fees and Expenses. The Borrower shall have paid, on or prior to the Tranche Two Funding Date, (i) all documented out-of-pocket costs and expenses (including payment or reimbursement of all Costs, diligence costs and consulting costs (including actual, reasonable and documented fees and charges of any accountants, auditors, appraisers, consultants and other professionals)) incurred by the Agent and the Lenders as of such date and (ii) all documented and out-of-pocket costs and expenses incurred by the Agent and the Lenders in connection with the funding of the Tranche Two Loans which are required to be paid by the Borrower.

4.2.4 Officer’s Certificate. A certificate, dated the Tranche Two Funding Date and signed by the chief executive officer or the chief financial officer of Parent, confirming compliance with the conditions set forth in Section 4.2.5, 4.2.6, and 4.2.7.

4.2.5 Representations and Warranties. Each representation and warranty by each Loan Party contained herein or in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Tranche Two Funding Date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

4.2.6 No Default. No Default or Event of Default shall have occurred and be continuing on the date of delivery of any Tranche Two Borrowing Request and the date of any funding of the Tranche Two Loans (both before and immediately after giving effect thereto).

4.2.7 No Material Adverse Change. Since December 31, 2017, no event or occurrence shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5. Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to advance the Loans hereunder, the Borrower represents and warrants to the Agent and the Lenders that each of the following are, and after giving effect to the borrowing of each Loan, will be, true, correct and complete:

5.1 Organization. Each Loan Party and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of its state of organization; and each Loan Party and each of its Subsidiaries has all power and authority and all governmental approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and is qualified to do business, and is in good standing (as applicable), in every jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder, the granting of the security interests pursuant to the Collateral Documents is within the corporate purposes of the Borrower and each other Loan Party party thereto, and the Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and each Loan Party of each Loan Document to which the Borrower and such Loan Party, as applicable, is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any material consent or approval of, or registration or filing with or any other action by, any Governmental Authority (other than (i) any consent or approval which has been obtained and is in full force and effect and (ii) recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents), (b) conflict with (i) any material provision of Applicable Law, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Loan Party or (iii) in any material respect, any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of such Loan Party’s respective properties (including, without limitation, any Material Contract) or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

5.3 Validity; Binding Nature. Each of this Agreement and each other Loan Document to which the Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4 Financial Condition. The unaudited financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at March 31, 2018, June 30, 2018 and September 30, 2018 (each filed with the SEC), and the audited consolidated financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at December 31, 2017, have been prepared in accordance with GAAP, subject to, in the case of the unaudited financial statements, the absence of footnotes and year-end adjustments, and present fairly, in all material respects, the consolidated financial condition of such Persons as at such dates and the results of their operations and cash flows for the periods then ended. As of the Closing Date, the Borrower and its Subsidiaries have no material liabilities other than as set forth on the foregoing financial statements and trade payables incurred in the ordinary course of business.

5.5 No Material Adverse Change. Since December 31, 2017, there has been no event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.6 Litigation. As of the Closing Date, other than as set forth on Schedule 5.6 of the Disclosure Letter, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened in writing, against any Loan Party or any of its Subsidiaries or any of their respective properties; and as of any date, other than the Closing Date, on which this representation is made or remade, other than as set forth on Schedule 5.6 of the Disclosure Letter, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened in writing, against any Loan Party or any of its Subsidiaries or any of their respective properties, which if adversely determined could reasonably be likely to yield liability, in the aggregate for all such matters, in excess of $250,000, or result in a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein not be consummated as herein provided. Neither any Loan Party nor any of its Subsidiaries is the subject of an audit or, to the knowledge of the Borrower, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Applicable Law.

5.7 Ownership of Properties; Liens; Real Property. There are no Liens on the Collateral other than Permitted Liens. Each Loan Party and each of its Subsidiaries owns good and, in the case of owned real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including Patents, Trademarks, trade names, service marks and Copyrights), free and clear of all Liens, charges and claims (including outstanding infringement claims with respect to Intellectual Property) other than Permitted Liens. The telematic data (other than the global position system location data with respect each truck) collected by the Loan Parties from vehicles manufactured, operated or sold by the Loan Parties may be used by the Loan Parties. Schedule 5.7 of the Disclosure Letter lists (a) all of the real property owned, leased, subleased or otherwise owned or occupied by any Loan Party as of the Closing Date and (b) all Liens on the Property and any Debt of any Person secured by such Liens.

5.8 Capitalization; Subsidiaries.

(a) Capital Stock. Schedule 5.8(a) of the Disclosure Letter sets forth, as of the Closing Date, the name and jurisdiction of incorporation or organization of, and the percentage of each class of Capital Stock owned by the Borrower or any other Subsidiary in (i) each Subsidiary and (ii) each joint venture in which the Borrower or any other Subsidiary owns any Capital Stock. All Capital Stock in each Subsidiary owned by the Borrower or any other Subsidiary is duly and validly issued and, in the case of each Subsidiary that is a corporation, is fully paid and non-assessable, and is owned by the Borrower, directly or indirectly through Wholly-Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good title to, the Capital Stock pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other Persons, other than Liens created under the Collateral Documents and other Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such pledged Capital Stock.

(b) No Consent of Third Parties Required. Except as set forth on Schedule 5.8(b) of the Disclosure Letter, no consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary, is necessary for the creation, perfection and/or first priority status of the security interest of the Agent in any Capital Stock pledged to the Agent for its benefit and the benefit of the Lenders under the Collateral Documents or the exercise by the Agent of the voting or other rights provided for in the Collateral Documents or the exercise of rights and remedies in respect thereof.

5.9 Pension Plans. No Loan Parties sponsor or otherwise have any liability with respect to a Benefit Plan. Each “employee benefit plan” as defined in Section 3(3) of ERISA that (x) provides retirement benefits (y) is sponsored by the Borrower or any member of its Controlled Group and (iii) is intended to be tax qualified under section 401 of the Code has a determination letter or opinion letter from the IRS on which it is entitled to rely, and no assets of any such plan are invested in stock of the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by the Borrower or any member of its Controlled Group is subject only to the Laws of the United States (or any state or other political subdivision thereof) and has complied, both in form and in operation, in all material respects with its terms and applicable Laws. Each employee benefit plan as defined in Section 3(3) of ERISA that provides medical insurance, dental insurance, vision insurance, life insurance or long-term disability benefits and that is sponsored by the Borrower or any member of its Controlled Group is fully insured by a third party insurance company.

5.10 Compliance with Law; Investment Company Act.

(a) Each Loan Party and each of its Subsidiaries possesses all, and is not in default under any, necessary authorizations, permits, licenses, certifications and approvals from all Governmental Authorities in order to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. All business and operations of each Loan Party and each of its Subsidiaries complies with all Applicable Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) No Loan Party or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11 Margin Stock. No Loan Party or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12 Taxes. Each Loan Party and each of its Subsidiaries has filed all federal and all material state, local and foreign income, sales, goods and services, harmonized sales and franchise and all other tax returns, reports and statements (collectively, the “Tax Returns”) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are or were required to be filed. All material Taxes reflected therein and all material Taxes otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party, as applicable, in accordance with GAAP. No Loan Party has been a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent or has liability for Taxes of any other person by contract, as a successor or transferor or otherwise by operation of law.

5.13 Solvency. Both immediately before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, with respect to the Loan Parties, on a consolidated basis, (i) the fair value of the assets of the Loan Parties is greater than the amount of the liabilities (including disputed, contingent and unliquidated liabilities) of the Loan Parties as such value is established and such liabilities evaluated, (ii) the present fair saleable value of the assets of the Loan Parties is not less than the amount that will be required to pay the probable liability on the debts of the Loan Parties as they become absolute and matured, (iii) the Loan Parties are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (iv) none of the Loan Parties intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) none of the Loan Parties is engaged in business or a transaction, or is about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.14 Environmental Matters. The on-going operations of each Loan Party and each of its Subsidiaries comply in all respects with all Environmental Laws, except for such non-compliance which could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of its Subsidiaries have obtained, and maintain in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Loan Party and each of its Subsidiaries are in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries or any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or administrative proceeding, nor subject to any indemnification agreement respecting any Environmental Law, Environmental Claim or Hazardous Substance, except in each case as could not reasonably be expected to result in a Material Adverse Effect.

5.15 Insurance. Each Loan Party and its properties are insured with financially sound and reputable insurance companies reasonably satisfactory to the Required Lenders and the Agent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates. Each Loan Party maintains, if available, fully paid flood hazard insurance on all fee owned real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994. A true and complete listing of such insurance of the Loan Parties as of the Closing Date, including issuers and coverages, is set forth on Schedule 5.15 of the Disclosure Letter.

5.16 Information. All information heretofore or contemporaneously herewith furnished in writing by the Borrower or any other Loan Party to the Agent or the Lenders for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Loan Party to the Agent or the Lenders pursuant hereto or in connection herewith will, taken as a whole, not contain any material misstatement of fact, or omit to state any material fact necessary to make such information not misleading in light of the circumstances under which it was made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and such differences may be material).

5.17 Intellectual Property.

(a) Schedule 5.17(a) of the Disclosure Letter sets forth a true and complete list of all Patents (including pending patent applications), registered Trademarks, pending applications for registration of Trademarks, registered Copyrights and pending applications for registration of Copyrights owned by or exclusively licensed to any Loan Party or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). A Loan Party or a Subsidiary thereof exclusively owns, free and clear of all Liens (but subject to the rights under the licenses set forth on Schedule 5.17(c) of the Disclosure Letter), all right, title and interest in and to, all Registered Intellectual Property that is indicated on Schedule 5.17(a) of the Disclosure Letter as owned by such Loan Party or Subsidiary. To the Borrower’s knowledge, all of the Registered Intellectual Property is subsisting, valid and enforceable. To the Borrower’s knowledge, there are no facts (including any material prior art not disclosed to the applicable granting authority in connection with any issued Patents included in the Registered Intellectual Property) that would invalidate or render unenforceable any issued Patents included in the Registered Intellectual Property.

(b) No Loan Party or Subsidiary has received any written notice that the use or exploitation by such Loan Party or Subsidiary of any Intellectual Property owned by or licensed to such Loan Party or Subsidiary, or the use, manufacture, sale or distribution of any Product, infringes or misappropriates the Intellectual Property of any third party and, to the Borrower’s knowledge, there is no reasonable basis for any such claim. To the Borrower’s knowledge, there is no reasonable basis for any claim that the making, having made, use, offer for sale, import or sale of any Product by the Borrower, the Subsidiaries or their agents (or use of any Product in accordance with its intended use) infringes or misappropriates the Intellectual Property of any third party. Except as listed on Schedule 5.17(b) of the Disclosure Letter, there are no written claims (including interferences, oppositions or cancellation actions, but excluding office actions received in the ordinary course of prosecution) against any Loan Party or any Subsidiary thereof that are presently pending or, to the knowledge of the Borrower, threatened, contesting the validity, ownership or enforceability of any of the Registered Intellectual Property and, to the knowledge of the Borrower, no third party is infringing or misappropriating any of the Registered Intellectual Property (excluding patent applications). The Registered Intellectual Property is not subject to any outstanding order, injunction, judgment, decree or arbitration award restricting the use thereof. In the last 12 months, no Loan Party or any Subsidiary thereof has taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the Registered Intellectual Property or any other Intellectual Property owned by any Loan Party or Subsidiary thereof, other than in the ordinary course and subject to its reasonable business discretion.

(c) Except as set forth on Schedule 5.17(c) of the Disclosure Letter, (i) no Loan Party or any Subsidiary has granted any exclusive licenses under Registered Intellectual Property or any other material Intellectual Property owned by any Loan Party or any Subsidiary thereof to third parties; and (ii) no Loan Party or any Subsidiary thereof is party to any contract with any Person that limits or restricts the use of the Registered Intellectual Property or any other material Intellectual Property owned by any Loan Party or any Subsidiary thereof or that requires any payments for such use.

(d) No Loan Party or any of its Subsidiaries has filed any disclaimer or made or permitted any other voluntary reduction in the scope of any Patent included in the Registered Intellectual Property (other than in the ordinary course of prosecution). None of the Patents included in Registered Intellectual Property has been or is currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings and no such proceedings are, to the knowledge of the Borrower, threatened.

(e) Each Loan Party and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted. To the Borrower’s knowledge, the conduct and operations of the businesses of each Loan Party and each of its Subsidiaries do not infringe upon, misappropriate, dilute or violate any Intellectual Property owned by any other Person. No Loan Party or any of its Subsidiaries has received any written notice or claim that (i) asserts any right, title or interest with respect to, or (ii) contests any right, title or interest of any Loan Party or any of its Subsidiaries in, any Intellectual Property, any anticipated Products and applications derived or expected to be derived therefrom, or the development and commercialization of any Products derived or expected to be derived therefrom. The Intellectual Property owned by and licensed to the Loan Parties and their Subsidiaries is sufficient, and conveys adequate rights, title and interests, for the Borrower, the other Loan Parties and their Subsidiaries to develop and commercialize their anticipated Products and Intellectual Property applications.

(f) Each Loan Party and each of its Subsidiaries (either itself or through licensees) has (i) taken all steps reasonably required to ensure that each registered Trademark owned by it is maintained in full force free from any claim of abandonment, and (ii) not otherwise done any act or omitted to do any act whereby such registered Trademark may become invalidated or impaired in any way.

(g) Each Loan Party and each of its Subsidiaries (either itself or through licensees) has not done any act, or omitted to do any act, whereby any of its Patents may become forfeited, abandoned or dedicated to the public.

(h) Each Loan Party and each of its Subsidiaries (either itself or through licensees) has not acted or omitted to act whereby any portion of its Copyrights may become invalidated or otherwise impaired. Such Loan Party or such Subsidiary has not (either itself or through licensees) done any act whereby any portion of its Copyrights may fall into the public domain as a result of any such act.

(i) Each Loan Party (either itself or through licensees) has used proper statutory notice in connection with the use of each of its Patents, Trademarks and Copyrights included in the Intellectual Property of such Loan Party.

(j) Each Loan Party and each of its Subsidiaries has taken commercially reasonable steps, including, without limitation, in any proceeding before the Patent and Trademark Office, the Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of its Intellectual Property, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the Patent and Trademark Office and the Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(k) No Loan Party or any of its Subsidiaries (either itself or through licensees) (i) has abandoned any of its Intellectual Property or (ii) has abandoned any right to file an application for letters patent, trademark, or copyright, in each case except where such abandonment could not reasonably be expected to have a Material Adverse Effect.

(l) Each Loan Party and each of its Subsidiaries has done all things that are necessary and proper within such Loan Party’s or such Subsidiary’s power and control to keep each license of Intellectual Property held by such Loan Party or such Subsidiary as licensee or licensor in full force and effect, in each case except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(m) Each Loan Party and each of its Subsidiaries has maintained all of its rights to its Internet Domain Names in full force and effect, except that each Loan Party and each of its Subsidiaries may elect not to renew any Internet Domain Name the failure of which to renew could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(n) The Patent Rights are owned solely by the Loan Parties and are free and clear of any and all Liens, rights or claims of other Persons, other than Liens created under the Collateral Documents and other Permitted Liens. To the Borrower’s knowledge, (i) all Patent Rights are valid and (ii) no Person is infringing any such Patent Rights or has challenged or threatened to challenge the validity or enforceability of any such Patent Rights.

(o) There are no judgments or settlements against or owed by any Loan Party or any of its Subsidiaries or Affiliates and no pending litigation or, to any Loan Party’s knowledge, claims that have been threatened in writing relating to the Patent Rights. The research, development, manufacture, use and commercialization after the Closing Date of the Products can be carried out without, to the Borrower’s knowledge, infringing any valid and enforceable issued patents owned or controlled by any Person.

5.18 Labor Matters. No Loan Party or any of its Subsidiaries is subject to any labor or collective bargaining agreement. As of the Closing Date, the Loan Parties and their Subsidiaries have not suffered any strikes, lockouts or other material labor disputes within the last five years; and as of any date, other than the Closing Date, on which this representation is made or remade, the Loan Parties and their Subsidiaries have not suffered any strikes, lockouts or other material labor disputes since the last time the representations under this Section 5.18 were made, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower, the other Loan Parties and any Subsidiary are not in violation of the Fair Labor Standards Act or any other Applicable Law, except where such violation could not reasonably be expected to have a Material Adverse Effect.

5.19 No Default. No Loan Party or any of its Subsidiaries is in default under or with respect to any contractual obligation which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

5.20 Foreign Assets Control Regulations and Anti-Money Laundering.

5.20.1 Sanctions. Each Loan Party and each of its Subsidiaries is and will remain in compliance in all material respects with all applicable U.S. and other applicable economic sanctions laws, executive orders and implementing regulations and measures, including those promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all applicable anti-money laundering and counterterrorism financing laws (including applicable provisions of the United States Bank Secrecy Act of 1970, as amended) and all regulations issued pursuant to any of the foregoing. Without limiting the foregoing, each Loan Party and each of its Subsidiaries represents and warrants that it will not engage in any dealing or transaction with any Person that is the target of U.S. economic sanctions, including any party in Iran, except to the extent such dealing or transaction is (i) authorized or not prohibited by U.S. law as to a U.S. Person and (ii) lawful under any other Applicable Law. No Loan Party and no Subsidiary (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (each, an “SDN”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot lawfully deal or otherwise engage in business transactions with such Person or (iii) is owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled by (including without limitation by virtue of such person owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, a Person described in clauses (i) and (ii) such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law. Each Loan Party and each of its Subsidiaries is not currently and will not in the future engage in any transaction or dealing with any Person that is designated as an SDN or owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled, by one or more SDNs.

5.20.2 PATRIOT Act. The Loan Parties and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or any anti-corruption and anti-bribery laws of any other jurisdiction.

5.21 Non-Competes. None of the Loan Parties nor any of their executive officers is subject to a non-compete agreement that prohibits or would materially interfere with the development, commercialization or marketing of any Product.

5.22 Material Contracts. Except for the agreements set forth on Schedule 5.22 of the Disclosure Letter (collectively, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other material Intellectual Property lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee (other than widely-available software subject to “shrink-wrap” or “click-through” software licenses), (vi) distribution, marketing or supply agreements to which any Loan Party is a party, (vii) customer agreements to which any Loan Party is a party (in each case with respect to any agreement of the type described in the preceding clauses (i), (iii), (iv), (v) and (vi)) requiring payment of more than $500,000 in any year), (viii) partnership agreements pursuant to which any Loan Party is a partner, limited liability company agreements pursuant to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party, (ix) real estate leases, (x) contract development or manufacturing agreements under which any Loan Party has received revenue or (xi) any other agreements or instruments to which any Loan Party is a party, in each case the breach, nonperformance or cancellation of which, would reasonably be expected to have a Material Adverse Effect. Schedule 5.22 of the Disclosure Letter sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than a Loan Party) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.23 [Reserved.]

5.24 [Reserved.]

5.25 Existing Indebtedness; Investments, Guarantees and Certain Contracts. No Loan Party (a) has any outstanding Debt, except Debt under the Loan Documents and as set forth on Schedule 5.25 of the Disclosure Letter, or (b) owns or holds any Capital Stock of, any debt investments in, or has any outstanding advances to or any outstanding guarantees for the obligations of any other Person, except as set forth on Schedule 5.25 of the Disclosure Letter.

5.26 Affiliated Agreements. Except as set forth on Schedule 5.26 of the Disclosure Letter, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between a Loan Party, on the one hand, and such Loan Party’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand, and (ii) to each Loan Party’s knowledge, none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership or voting interest in, any Affiliate of such Loan Party or any Person with which such Loan Party has a business relationship or which competes with such Loan Party.

5.27 Names; Locations of Offices, Records and Collateral; Deposit Accounts.

(a) As of the Closing Date, no Loan Party has conducted business under or used any name (whether corporate, partnership or assumed) within the past five years other than as shown on Schedule 5.27(a) of the Disclosure Letter. Each Loan Party is the sole owner(s) of all of its names listed on Schedule 5.27(a) of the Disclosure Letter, and any and all business done and invoices issued in such names are such Loan Party’s sales, business and invoices.

(b) [Reserved.]

(c) As of the Closing Date, each Loan Party maintains, and within the past five years has maintained, respective places of business and chief executive offices only at the locations set forth on Schedule 5.27(c) of the Disclosure Letter or, after the Closing Date, as additionally disclosed to the Agent and the Lenders in writing, and all Collateral is located and shall be located, and all books and records of each Loan Party relating to or evidencing the Collateral are located and shall be located, only in and at such locations (other than (i) deposit accounts and (ii) Collateral in the possession of the Agent, for the benefit of the Agent and the Lenders).

(d)  Schedule 5.27(d) of the Disclosure Letter lists all of each Loan Party’s deposit accounts as of the Closing Date.

5.28 Broker’s or Finder’s Commissions. Except as set forth on Schedule 5.28 of the Disclosure Letter, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to the Agent and the Lenders. The amount of any such broker’s, finder’s or placement fee or commission is set forth on Schedule 5.28 of the Disclosure Letter, such amount shall be payable in full by a Loan Party on the Closing Date, and no such amounts shall be payable after the Closing Date. Each Loan Party agrees to indemnify the Agent and the Lenders and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by such Loan Party, alleged to have been incurred in connection with such transactions.

Section 6. Affirmative Covenants. Until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, the Borrower agrees that it will:

6.1 Information. Furnish to the Agent and the Lenders:

6.1.1 Annual Reports. As soon as available and in any event within 90 days following the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2018, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any explanatory paragraph expressing substantial doubt about the ability of the Borrower and its Subsidiaries to continue as a going concern (other than solely with respect to , or resulting solely from (i) an upcoming maturity date of the Loans occurring within one year from the time such report is delivered or (ii) any potential inability to satisfy any financial covenant set forth herein on a future date or in a future period)), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Year, as compared to amounts for the previous Fiscal Year.

6.1.2 Quarterly Reports. As soon as available and in any event within 45 days following the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending March 31, 2019, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter together with consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of the chief financial officer of the Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 6.1.1, subject to normal year-end audit adjustments, and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year.

6.1.3 Monthly Reports. Commencing with respect to the first calendar month after the Closing Date, promptly when available and in any event within 30 days of the end of such calendar month and each subsequent calendar month (including any calendar month ending December 31), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such calendar month, together with (i) consolidated statements of income and cash flows for such period prepared on a basis consistent with GAAP, together with a comparison with the budget for such period of the current Fiscal Year and (ii) the volume and average sales price for the vehicles sold during such month, all certified by the chief financial officer of the Borrower.

6.1.4 Compliance Certificate. Contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.1.1, 6.1.2 and 6.1.3, a duly completed Compliance Certificate signed by the chief financial officer of the Borrower (i) to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default or Default, describing it and the steps, if any, being taken to cure it, and providing such other information as required thereby and (ii) certifying as to the compliance by the Loan Parties of the financial covenants set forth in Section 7.19.

6.1.5 Revenues. As soon as practicable, and in any event not later than 45 days following the end of each Fiscal Quarter (other than the Borrower’s fourth Fiscal Quarter) and not later than 90 days following the end of the Borrower’s fourth Fiscal Quarter, a historical breakdown of revenue and cost of goods sold by business segment for such Fiscal Quarter.

6.1.6 Board Minutes. As soon as practicable, and (a) in any event not later than one week after each meeting of the Board, copies of the minutes of such meeting (which may be in draft form) and (b) at the same time as they are provided to the Board or any committee thereof, copies of the board packets provided to the Board or any committee thereof in connection with each such meeting (excluding any material that is legally privileged where to disclose it to the Lenders would reasonably risk the loss of that privilege or which is subject to confidentiality obligations which would be contravened by its disclosure to the Lenders; provided, that any such exclusion shall apply only to such portion of the material which would be required to preserve such privilege or confidentiality and not to any other portion thereof and the Borrower shall promptly provide to the Lenders a general description, which shall be true and correct in all material respects, of any such excluded materials).

6.1.7 Notice of Default; Litigation; Benefit Plan Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the applicable Loan Party affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened in writing against any Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(c) the incurrence of any liability with respect to any Benefit Plan;

(d) any judgment, order or decree for the payment of money which has been rendered against any Loan Party or any of its Subsidiaries and which individually or in the aggregate with all such other judgments, orders or decrees totals $100,000 or more;

(e) any cancellation or material decrease in coverage in any insurance maintained by the Borrower or any other Loan Party;

(f) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, (ii) any violation or noncompliance with any Applicable Law or (iii) any breach or nonperformance of, or any default under, any contractual obligation of any Loan Party or any of its Subsidiaries), in all cases which could reasonably be expected to have a Material Adverse Effect;

(g) copies of all material communication as well as other material documents received by any Loan Party from any Governmental Authority (including, without limitation, the Securities and Exchange Commission); and

(h) to the extent that it would reasonably be expected to result in a Material Adverse Effect (i) any suspension, revocation, cancellation or withdrawal of an Authorization required for any Loan Party, is threatened or there is any basis for believing that such Authorization will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn, (ii) the occurrence of any civil or criminal proceedings relating to any Loan Party or any of its respective employees or (iii) any officer, employee or agent of any Loan Party is convicted of any crime.

6.1.8 Budgets. As soon as practicable, and in any event not later than 45 days following the end of each Fiscal Year, a budget of the Group for such Fiscal Year (including a monthly working capital and capital expenditure budget and a monthly projection of revenue, both for the Group as a whole and broken out by business unit) prepared in a manner reasonably satisfactory to the Required Lenders, accompanied by a certificate of the chief financial officer of the Borrower to the effect that (a) such budget was prepared by the Borrower in good faith, (b) the Borrower has a reasonable basis for the assumptions contained in such budget and (c) such budget has been prepared in accordance with such assumptions.

6.1.9 Reports to Governmental Authorities and Shareholders. (a) Within five Business Days after the filing with or delivery to any Governmental Authority, copies of all regular, periodic or special inspection reports relating to any Loan Party’s manufacturing facilities, and (b) promptly following the Agent’s or the Required Lenders’ request, copies of (i) all other regular, periodic or special reports of each Loan Party filed with any Governmental Authority, (ii) all registration statements (or such equivalent documents of each Loan Party filed with any Governmental Authority) and (iii) all proxy statements or other communications made to the holders of any Loan Party’s Capital Stock generally.

6.1.10 Updated Schedules to the Security Agreement. Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, updated versions of the schedules to the Security Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Security Agreement).

6.1.11 Other Information. Promptly from time to time, such other information concerning the Borrower or any Subsidiary as the Required Lenders or the Agent may reasonably request.

Notwithstanding anything contained in this Section 6.1 to the contrary, the Required Lenders (in their sole discretion) shall have the option at any time to elect not to require the Borrower to deliver any or all of the information required by this Section 6.1, which such election, if exercised by the Required Lenders, shall be provided in writing by the Required Lenders to the Borrower.

6.2 Books; Records; Inspections.

(a) Keep, and cause each Loan Party and each of its Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

(b) Permit, and cause each other Loan Party to permit, at reasonable times during business hours and with reasonable prior notice, the Agent, the Required Lenders, or any representative of the foregoing to: (i) inspect the properties and operations of the Borrower or any such Loan Party; (ii) visit any or all of its offices, to discuss its financial matters with its directors or officers and with its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with the Required Lenders or the Agent or any representative thereof); (iii) examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other records; and (iv)(A) inspect the Collateral and other tangible assets of the Borrower or any such Loan Party, (B) perform appraisals of the equipment of the Borrower or any such Loan Party and (C) inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, for purposes of or otherwise in connection with conducting a review, audit or appraisal of such books and records. The Borrower will pay the Lenders the reasonable out-of-pocket costs and expenses of any audit or inspection of the Collateral promptly after receiving the invoice; provided that the Borrower shall not be required to reimburse the Lenders for the foregoing expenses relating to more than one such inspection or audit in any calendar year unless an Event of Default has occurred and is continuing, in which event the Borrower shall be required to reimburse the Lenders for any and all of the foregoing expenses. Notwithstanding anything contained in this Section 6.2(b) to the contrary, if an Event of Default shall have occurred and be continuing, then the Agent, the Required Lenders or any representative of any of the foregoing may take any of the actions specified in clauses (i) through (iv) of this Section 6.2(b) without prior notice to the Borrower, but shall endeavor in good faith to provide the Borrower subsequent notice.

6.3 Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party and each of its Subsidiaries to keep, all property useful and necessary in the business of the Borrower, such other Loan Party or such Subsidiary in good working order and condition, ordinary wear and tear excepted, and maintain, and cause each other Loan Party to maintain, its Intellectual Property in accordance with the provisions of the Collateral Documents.

(b) Maintain, and cause each other Loan Party and each of its Subsidiaries to maintain, with responsible insurance companies, such insurance coverage as shall be required by Applicable Laws, and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, unless no longer available at reasonable costs, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all fee owned real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as reasonably required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Agent or the Required Lenders, (ii) furnish to the Agent evidence of the renewal (and payment of renewal premiums therefor) of all insurance policies prior to the expiration or lapse thereof and (iii) furnish to the Agent prompt written notice of any redesignation of any such improved fee owned real property into or out of a special flood hazard area. Upon request of the Agent or the Required Lenders and to the extent not previously delivered to the Agent or the Lenders, the Borrower shall furnish to the Agent or the Lenders a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and each other Loan Party. The Borrower shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing the Agent as a lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to the Agent and the Required Lenders.

(c) Unless the Borrower provides the Required Lenders or the Agent with evidence of the continuing insurance coverage required by this Agreement, the Required Lenders may purchase insurance (to the extent of such insurance coverage as shall be required by clause (b) above) at the Borrower’s expense to protect the Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect the Borrower’s and each other Loan Party’s interests. The coverage that the Required Lenders purchase may, but need not, pay any claim that is made against the Borrower or any other Loan Party in connection with the Collateral. If the Required Lenders purchase insurance for the Collateral, as set forth above, the Borrower will be responsible for the costs of that insurance until the effective date of the cancellation or expiration of the insurance. If determined by the Required Lenders in their sole discretion, the costs of such insurance may be added to the principal amount of either Loan owing hereunder as determined by the Required Lender in their sole discretion.

(d) To, and to cause each Loan Party and each of its Subsidiaries to: (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (ii) promptly advise the Agent and the Lenders in writing of any material infringement of which it is aware by a third party of its Intellectual Property; and (iii) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without the Agent’s prior written consent.

6.4 Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party and each of its Subsidiaries to comply, with all Applicable Laws and all indentures, agreements and other instruments binding upon it or its property, except, in each case, when combined with all such other cases, where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party and each of its Subsidiaries to ensure, that neither any Loan Party nor any of its Subsidiaries, nor any Person who owns a controlling interest in or otherwise controls a Loan Party or one of its Subsidiaries is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the United States Department of the Treasury and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot lawfully deal or otherwise engage in business transactions with such Person; (c) without limiting clause (a) above, ensure that neither any Loan Party nor any of its Subsidiaries will engage in any dealing or transaction with any Person that is (i) the target of U.S. or any other applicable economic sanction laws, executive orders and implementing regulations or measures, including any party in Iran, except to the extent such dealing or transaction is (A) authorized or not prohibited by U.S. law as to a U.S. Person and (B) lawful under any other Applicable Law, or (ii) designated as an SDN or owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled, by one or more SDNs; (d) without limiting clause (a) above, comply and cause each other Loan Party and each of its Subsidiaries to comply, with all applicable anti-money laundering and counterterrorism financing laws (including applicable provisions of the Bank Secrecy Act of 1970, as amended) and all regulations issued pursuant to any of the foregoing; and (e) timely prepare and file all Tax Returns required to be filed by Applicable Law and pay, and cause each other Loan Party and each of its Subsidiaries to pay, prior to delinquency, all Taxes in excess of $50,000 (in the aggregate for all such Persons) against them or any of their property, as well as claims of any kind which, if unpaid, could become a Lien on any of their property; provided that the foregoing shall not require the Borrower, any other Loan Party or any of their Subsidiaries to pay any such Tax or charge so long as (i) it shall promptly contest the validity thereof in good faith by appropriate proceedings, (ii) it shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) any related Lien shall have no effect on the priority of the Liens in favor of the Agent.

6.5 Maintenance of Existence. Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party and each of its Subsidiaries to maintain and preserve, (a) its existence and good standing (as applicable) in the jurisdiction of its organization and (b) except as could not reasonably be expected to have a Material Adverse Effect, its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary.

6.6 Governmental Approvals. Obtain and keep in full force and effect all Governmental Approvals (a) relating to each Product necessary for the Borrower and its Subsidiaries to conduct their business and (b) necessary for the performance by the Borrower and its Subsidiaries of their obligations under the Loan Documents.

6.7 Environmental Matters. If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any Real Estate of any Loan Party or any of its Subsidiaries, cause, or direct the applicable Loan Party or Subsidiary to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such Real Estate as is necessary to comply with all Environmental Laws except as could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each other Loan Party and Subsidiary to, comply with each Applicable Law and judicial or administrative order requiring the performance at any Real Estate of any Loan Party or any of its Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. If any violation of any Environmental Law shall occur or shall have occurred at any Real Estate or any other assets of any Loan Party or any of its Subsidiaries or otherwise in connection with their operations, the Borrower shall cause or direct the applicable Loan Party or Subsidiary to cause, the prompt correction of such violation, except in each case as could not reasonably be expected to have a Material Adverse Effect.

6.8 Further Assurances.

(a) Further Assurances. Promptly upon request by the Required Lenders or the Agent, take, and cause each other Loan Party and each of its Subsidiaries to take, such additional actions as the Required Lenders or the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests, whether now owned or hereafter acquired, covered or intended to be covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby and (iii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document.

(b) Additional Subsidiaries. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, cause, and cause each of the Loan Parties to cause, each of their Subsidiaries (including any such Subsidiary formed or acquired after the Closing Date, simultaneously with the formation or acquisition of such Subsidiary), to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and the Lenders, a first priority security interest in, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to the execution and delivery of a joinder to each applicable Collateral Document and such other documents as may be reasonably requested by the Required Lenders in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by the Security Agreement or any Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary (subject to the exceptions to the other Loan Parties under the Loan Documents) shall become Collateral for the Obligations, each in form and substance reasonably satisfactory to the Required Lenders, including, without limitation, (i) the execution and delivery of guaranties, security agreements, pledge agreements, Mortgages and such other Real Property Deliverables as may be required by the Required Lenders with respect to any Real Estate, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing (including any of the foregoing necessary to create or perfect a Lien under the laws of any jurisdiction in which any Loan Party is organized or formed or any Collateral is located) and (ii) such opinions of counsel as the Required Lenders may reasonably request. Furthermore and except as otherwise approved in writing by the Required Lenders, the Borrower shall, and shall cause each of its Subsidiaries (including, any such Subsidiary formed or acquired after the Closing Date) to, pledge all of the Capital Stock of each of its Subsidiaries to the Agent, for the benefit of the Agent and the Lenders, to secure the Obligations, including by the delivery of certificated securities (if any) and other Collateral with respect to which perfection is obtained by possession, in each case pursuant to documents in form and substance reasonably satisfactory to the Required Lenders. In connection with each pledge of Capital Stock that is certificated, as promptly as practicable, the Borrower and each other Loan Party shall simultaneously with the execution of the foregoing pledge documentation deliver, or cause to be delivered, to the Agent, irrevocable proxies and transfer/stock powers and/or assignments, as applicable, duly executed in blank, in each case pursuant to documents in form and substance reasonably satisfactory to the Required Lenders.

(c) Collateral Access Agreements. The Borrower and each other Loan Party shall be under an ongoing obligation to obtain a Collateral Access Agreement from the lessor of each leased property and bailee in possession of any Collateral with respect to each location where any Collateral is stored or located, which Collateral Access Agreement shall be in form and substance reasonably satisfactory to the Required Lenders and the Agent.

(d) Intellectual Property. Without limiting the requirements of the Collateral Documents, in the event that any Loan Party shall acquire, develop, or otherwise obtain, register or seek to register any Patent, Copyright, Trademark or other Intellectual Property, or obtain, register or seek to register any application for, or license in respect of, any of the foregoing, the Borrower shall notify the Agent, in the case of an application to register a Copyright, within five Business Days thereof, and in the case of any other application seeking to register or apply for Intellectual Property, on a monthly basis concurrently with the delivery of the reports required under Section 6.1.3, and shall promptly thereafter execute and deliver to the Agent, for its benefit and the benefit of the Lenders, such Intellectual Property security agreements, other Collateral Documents or other documents as the Required Lenders or the Agent may request in order to secure and perfect the security interest in respect of such Intellectual Property.

(e) Registered Intellectual Property. The Borrower shall take commercially reasonable steps to (i) prepare, execute, deliver and file any and all agreements, documents and instruments, that are necessary to preserve and maintain the Registered Intellectual Property, including payment of applicable maintenance fees or annuities, and (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of Patents included in the Registered Intellectual Property.

(f) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $500,000, immediately so notify the Agent in writing, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes hereof, the “Current Value”). The Required Lenders shall notify such Loan Party whether they intend to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of a notice requesting a Mortgage (and/or any other Real Property Deliverables), the Person that has acquired such New Facility shall within 30 days furnish the same to the Agent and the Required Lenders, in a form reasonably satisfactory to the Required Lenders. The Borrower shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.8(f).

6.9 Payments in Respect of Subject Purchase Orders. Instruct all parties to the Subject Purchase Orders to remit payments thereon directly to the Reserve Account, and that it shall promptly, and in any event no later than two Business Days after receipt by it or any of its Subsidiaries of such payments, prepay the Tranche Two Loans in an amount equal to the payments received from the Subject Purchase Orders.

6.10 [Reserved.]

6.11 Conference Calls. After delivery of the financial statements pursuant to Sections 6.1.1, 6.1.2 and 6.1.3, at the request of the Required Lenders or the Agent, cause the chief financial officer and the chief operating officer of the Borrower to participate in conference calls with the Lenders to discuss, among other things, the financial condition of the Loan Parties and any financial or earnings reports.

6.12 [Reserved.]

6.13 Board Matters.

6.13.1 Board Observer Right. The Required Lenders shall have the right (but not the obligation) to designate an observer (the “Board Observer”) to attend all meetings of the Board or any committee thereof, in a non-voting capacity, by giving written notice to the chairman of the Board or the chief executive officer of the Borrower. The Borrower shall simultaneously give the Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Borrower provides to the Board or any committee thereof in connection with meetings of the Board or any committee thereof to be held during such time (excluding any material that is legally privileged where to disclose it to the Board Observer would reasonably risk the loss of that privilege or which is subject to confidentiality obligations which would be contravened by its disclosure to the Board Observer; provided, that any such exclusion shall apply only to such portion of the material which would be required to preserve such privilege or confidentiality and not to any other portion thereof and the Borrower shall promptly provide to the Board Observer a general description, which shall be true and correct in all material respects, of any such excluded materials). The Required Lenders agree and shall cause any Board Observer to agree to hold in confidence all information so provided and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Agreement other than for purposes reasonably related to its interest as a lender to the Borrower and its Subsidiaries.

6.13.2 Expenses. The Lenders shall be reimbursed for all reasonable and documented out-of-pocket expenses incurred in connection with its exercise of the rights provided under this Section 6.13.

6.14 Payment of Debt. Except as otherwise prescribed in the Loan Documents, each Loan Party shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities having an aggregate outstanding principal amount (for all such obligations and liabilities) exceeding $250,000, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and appropriate reserves shall have been made in accordance with GAAP consistently applied.

6.15 Post-Closing Obligations. Notwithstanding anything to the contrary herein or in the Loan Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or event of default in this Agreement or any other Loan Document to be in breach, the Lenders hereby waive such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 6.15),

(a) the Borrower shall deliver or cause to be delivered the following items to the Agent and the Lenders no later than the dates set forth below (or such later date agreed to by the Required Lenders in their sole discretion), and each such item shall be in form and substance reasonably satisfactory to the Required Lenders and the Agent:

(i) no later than two Business Days after the Closing Date, insurance certificates from one or more insurance companies reasonably satisfactory to the Required Lenders and the Agent, evidencing property and liability coverage required to be maintained pursuant to each Loan Document, with the Agent named as loss payee or additional insured, as applicable;

(ii) no later than 30 days after the Closing Date, insurance endorsements from one or more insurance companies reasonably satisfactory to the Required Lenders and the Agent, evidencing property and liability coverage required to be maintained pursuant to each Loan Document, with the Agent named as loss payee or additional insured, as applicable;

(iii) no later than 30 days after the Closing Date, Collateral Access Agreements in form and substance reasonably satisfactory to the Required Lenders and the Agent from each landlord, warehouseman and other bailee, as applicable, to any Loan Party;

(iv) no later than 30 days after the Closing Date, Control Agreements in form and substance reasonably satisfactory to the Required Lenders and the Agent for each deposit account and securities account maintained by any Loan Party (other than Excluded Accounts);

(v) no later than 30 days after the Closing Date, all Mortgages and the other Real Property Deliverables and other filings and documents required by law or the Loan Documents to provide the Agent with perfected first priority Liens (subject only to Permitted Liens) in the Collateral, each in form and substance reasonably satisfactory to the Required Lenders and the Agent; and

(b) no later than 30 days after the Closing Date, the Borrower shall have established the Reserve Account, funded no less than $900,000 into the Reserve Account, and delivered evidence of the foregoing in form and substance reasonably satisfactory to the Required Lenders and the Agent.

Section 7. Negative Covenants. Until the Obligations are Paid in Full, the Borrower agrees that it will:

7.1 Debt. Not, and not suffer or permit any Loan Party or any other Subsidiary, to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt in respect of Capital Leases and purchase money Debt, in each case incurred in the ordinary course of business for the purpose of financing all or any part of the cost of acquiring, construction or improvement of fixed or capital assets; provided that (i) the aggregate principal amount of all such Debt at any time outstanding shall not exceed $250,000 and (ii) the principal amount of such Debt does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Debt (each measured at the time such acquisition, construction or improvement is made);

(c) Debt that may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers’ compensation claims;

(d) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of notice to the Borrower or the relevant Subsidiary of its incurrence;

(e) unsecured Subordinated Debt provided by entities deemed to be strategic in nature, defined as a corporate entity operating in the broader energy or transportation industries; provided that such unsecured Subordinated Debt is subordinated to the Obligations on subordination terms acceptable to the Required Lenders pursuant to a Subordination Agreement and the Required Lenders provide prior written consent to the incurrence of such unsecured Subordinated Debt (which consent may be provided or withheld in the Required Lenders’ sole discretion);

(f) Debt consisting of unpaid insurance premiums (not in excess of one year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(g) (i) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries or any other Loan Party and (ii) to the extent constituting Debt, take-or-pay obligations contained in supply arrangements;

(h) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i) Debt arising as a direct result of judgments, orders, awards or decrees against the Borrower, any other Loan Party or any of its Subsidiaries, in each case not constituting an Event of Default;

(j) Debt representing any Taxes not then required to be paid hereunder or any Taxes to the extent such Taxes are being contested in good faith by the Borrower, its Subsidiaries or any other Loan Party by appropriate proceedings and adequate reserves are being maintained by the applicable Person in accordance with GAAP in compliance with Section 6.4 with respect thereto;

(k) Debt of the Borrower or its Subsidiaries owing to the Borrower or its Subsidiaries, including any guarantees by the Borrower or any of its Subsidiaries of Debt of the Borrower or any of its Subsidiaries that is permitted hereunder; and

(l) unsecured Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $250,000.

7.2 Liens. Not, and not suffer or permit any Loan Party or any other Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens arising under the Loan Documents;

(b) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being diligently contested in good faith by appropriate proceedings and for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed, provided that such Lien shall have no effect on the priority of the Liens in favor of the Agent;

(c) (i) Liens of carriers, warehousemen, mechanics, customs and revenue authorities, customs brokers, landlords and materialmen and other similar Liens imposed by law, which are not at the time delinquent or thereafter payable without penalty, or which are being diligently contested in good faith by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (which, for the avoidance of doubt, would not include Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(d) Liens existing as of the Closing Date and described in Schedule 7.2 of the Disclosure Letter;

(e) Liens securing Debt permitted by Section 7.1(b); provided, however, that any such Lien (i) attaches only to the property being leased or financed and any accessions thereto and proceeds thereof and (ii) attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired and any accessions thereto and proceeds thereof;

(f) attachments, appeal bonds, judgments and other similar Liens in connection with judgments the existence of which do not constitute an Event of Default;

(g) easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h) any interest or title of a lessor or sublessor under any lease (other than a Capital Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(i) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business which do not interfere in any material respect with, or materially detract from the value of, the business of the Borrower and its Subsidiaries, taken as a whole, and if such leases, licenses, subleases or sublicenses do not prohibit granting the Agent a Lien therein;

(j) Liens arising from precautionary UCC financing statements filed under any lease (other than a Capital Lease) permitted by this Agreement;

(k) bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses;

(l) the replacement, extension or renewal of any Lien permitted by clause (d) above upon or in the same property subject thereto arising out of the Refinancing of the Debt secured thereby;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(o) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto:

(p) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; provided that all such deposits of cash pursuant to this clause (p) shall not exceed $100,000 at any time;

(q) Liens disclosed as an exception to a Title Insurance Policy with respect to the Real Property insured by such policy; and

(r) other Liens of the Loan Parties securing Debt or other obligations in an aggregate amount not to exceed $100,000.

7.3 Restricted Payments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Capital Stock issued by it now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Debt that is subordinated by its terms to the payment of the Obligations, that is subordinated by the relative priority of the Liens securing such Debt or that is unsecured (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”), except:

(a) any Loan Party may purchase, redeem or acquire for value any Capital Stock or Stock Equivalents issued by any Loan Party that is a Subsidiary;

(b) each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Loan Party; and

(c) each Loan Party (other than the Borrower) and each Subsidiary of a Loan Party may declare and make dividend payments or other distributions to the other Loan Parties.

For the avoidance of doubt, Investments permitted by Section 7.10 shall not constitute Restricted Payments.

7.4 Mergers; Consolidations; Asset Sales.

(a) Not, and not suffer or permit any Loan Party or any other Subsidiary to enter into any Acquisition, or to be a party to any merger, consolidation or amalgamation or enter into any binding contractual arrangement with any Person in connection with any of the foregoing, except (i) sales and dispositions among Loan Parties, (ii) the repurchase of any battery cells that are the subject of a Disposition permitted under Section 7.4(b)(xii) and (iii) the sale or disposition of Surefly, Inc. or its related business and assets (but excluding any Intellectual Property or other assets used or useful in businesses other than Surefly, Inc.), provided, that (x) at the time of any such sale or disposition of Surefly, Inc. or its related business and assets, no Event of Default shall exist or shall result from such sale or disposition, (y) each such sale or disposition is in an arm’s-length transaction and not less than 100% of the aggregate sales price from such sale or disposition shall be paid in cash (other than with respect to the sale or disposition of Surefly, Inc. or its related business and assets (but excluding any Intellectual Property or other assets used or useful in businesses other than Surefly, Inc., provided that non-exclusive licenses of Intellectual Property shall be permitted)), and (z) immediately after giving effect to such sale or disposition, the Loan Parties shall be in compliance on a pro forma basis with the covenants set forth in Section 7.19 recomputed for the period of four consecutive Fiscal Quarters most recently ended.

(b) Not, and not suffer or permit any Loan Party or any other Subsidiary to, sell, transfer, dispose of, convey, lease or license any of its assets (including Intellectual Property) or the Capital Stock of any Loan Party or any other Subsidiary, or sell or assign with or without recourse any receivables (any such transaction, a “Disposition”), except:

(i) the sale or disposition of Surefly, Inc. or any portion of its related business and assets (but excluding any Intellectual Property or other assets used or useful in businesses other than Surefly, Inc., provided that non-exclusive licenses of Intellectual Property shall be permitted), provided, that (x) at the time of any such sale or disposition of Surefly, Inc. or its related business and assets, no Event of Default shall exist or shall result from such sale or disposition, (y) each such sale or disposition is in an arm’s-length transaction and not less than 75% of the aggregate sales price from such sale or disposition shall be paid in cash and (z) immediately after giving effect to such sale or disposition, the Loan Parties shall be in compliance on a pro forma basis with the covenants set forth in Section 7.19 recomputed for the period of four consecutive Fiscal Quarters most recently ended;

(ii) sales, transfers, destruction or other disposition of inventory or obsolete or worn-out assets in the ordinary course of business;

(iii) sales and dispositions of assets (excluding any Capital Stock owned by any Loan Party, Intellectual Property, regulatory authorizations or the Property) for at least fair market value so long as the net book value of all assets sold or otherwise disposed of does not exceed $150,000 in any Fiscal Year and $500,000 throughout the term of this Agreement;

(iv) leases, licenses, subleases and sublicenses entered into in the ordinary course of business;

(v) sales and exchanges of cash and Cash Equivalent Investments to the extent otherwise permitted hereunder;

(vi) Liens expressly permitted under Section 7.2 and transactions expressly permitted by Section 7.10;

(vii) dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Loan Parties, is not material to the conduct of the business of the Loan Parties;

(viii) a cancellation of any intercompany Debt among the Loan Parties;

(ix) a disposition which constitutes an insured event or pursuant to a condemnation, “eminent domain” or similar proceeding;

(x) sales and dispositions among Loan Parties;

(xi) exchanges of existing equipment for new equipment that is substantially similar to the equipment being exchanged and that has a value equal to or greater than the equipment being exchanged; and

(xii) sales of battery cells to Duke Energy Corporation or its subsidiaries in an aggregate amount for all such transactions not to exceed $1,700,000.

7.5 Modification of Organizational Documents. Not waive, amend or modify, and not suffer or permit any waiver, amendment or modification of, any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, by-laws or other organizational documents of the Borrower or any other Loan Party or any Subsidiary, in each case except for those amendments and modifications that do not adversely affect the interests of the Agent or the Lenders under the Loan Documents or in the Collateral. Notwithstanding the foregoing, each Loan Party may change its name, provided that such Loan Party (i) gives at least 10 days’ prior written notice thereof to the Agent and (ii) concurrently with the effectiveness of such name change, delivers to the Agent for filing properly completed UCC financing statement amendments for the filing thereof by the Agent reflecting the new name and any other filings and documents required by law or the Loan Documents to provide the Agent with a continuing, perfected first priority Lien (subject only to Permitted Liens) in the Collateral of such Loan Party.

7.6 Use of Proceeds. Not use the proceeds of the Loan for any purposes other than as expressly provided in Section 2.1.2.

7.7 Transactions with Affiliates. Not, and not suffer or permit any Loan Party or any other Subsidiary to, enter into any transaction or arrangement with any Affiliate of any such Loan Party or of any such Subsidiary or with any employee, manager, officer or director of such Person on other than an arm’s-length basis, other than (i) payments and other transactions expressly permitted pursuant to Section 7.3 or Section 7.10, (ii) reasonable compensation and indemnities to, benefits for, reimbursement of expenses of, and employment arrangements with, officers, employees and directors in the ordinary course of business, (iii) transactions among Loan Parties and (iv) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.7 of the Disclosure Letter.

7.8 Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached in any material respect by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Agent and the Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party to (i) pay dividends or make other distributions to the Borrower or any other Loan Party, or pay any Debt owed to any other Loan Party, (ii) make loans or advances to any other Loan Party or (iii) transfer any of its assets or properties to any other Loan Party, other than, in the cases of clauses (b) and (c), (A) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and leases, subleases, licenses and sublicenses, in each case, permitted by this Agreement, if such restrictions or conditions apply only to the property or assets securing such Debt or the assets or property leased, subleased, licensed or sublicensed, (B) customary provisions in leases and other contracts restricting the assignment thereof, (C) restrictions and conditions imposed by law, (D) those arising under any Loan Document, (E) customary provisions in contracts for the disposition of any assets, but only to the extent that the restrictions in such contract apply to the assets that are, or Subsidiary that is, to be disposed of and such disposition is permitted by this Agreement and (F) restrictions entered into in the ordinary course of business with respect to off-the-shelf software programs that limit the ability to grant a security interest in such software programs.

7.9 Business Activities. Not, and not suffer or permit any Loan Party to, engage in any line of business other than the businesses engaged in by each Loan Party on the Closing Date or reasonably similar or related businesses (or incidental or ancillary thereto).

7.10 Investments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, make or permit to exist, any Investment in any other Person, except the following:

(a) loans or contributions by any Loan Party to the capital of any Wholly-Owned Subsidiary of such Loan Party, so long as the recipient of any such loan or contribution has become a Loan Party hereunder and, without limitation, guaranteed the Obligations and such guaranty is secured by a pledge of all of its Equity Interests and substantially all of its real and personal property, in each case in accordance with Section 6.8;

(b) cash and Cash Equivalent Investments;

(c) bank deposits in the ordinary course of business;

(d) Investments existing as of the Closing Date and listed on Schedule 7.10 of the Disclosure Letter;

(e) any purchase or other acquisition by any Loan Party of the assets or Equity Interests of any other Loan Party;

(f) transactions among Loan Parties permitted by Section 7.4;

(g) advances given to employees and directors in the ordinary course of business not to exceed $50,000 in the aggregate outstanding at any time;

(h) lease, utility and other similar deposits made in the ordinary course of business and trade credit extended in the ordinary course of business;

(i) Investments consisting of the non-cash portion of the consideration received in respect of Dispositions permitted hereunder; and

(j) any other advances or loans, not to exceed $100,000 in the aggregate.

7.11 Fiscal Year. Not, and not suffer or permit any other Loan Party to, change its Fiscal Year without the prior written consent of the Required Lenders or, at the direction of the Required Lenders, the Agent.

7.12 Deposit Accounts and Securities Accounts. Not, and not suffer or permit any Loan Party to, maintain or establish any deposit account or securities account other than the deposit accounts and securities accounts set forth on Schedule 7.12 of the Disclosure Letter without prior written notice to the Agent and unless the Agent, the Borrower or such other applicable Loan Party and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement regarding such deposit account or securities account, as applicable, on terms reasonably satisfactory to the Required Lenders and the Agent.

7.13 Sale-Leasebacks. Not, and not suffer or permit any Loan Party or any other Subsidiary to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.14 Hazardous Substances. Not, and not suffer or permit any other Loan Party or any of its Subsidiaries to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any of its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party), other than such violations, Environmental Claims and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15 [Reserved.]

7.16 Subsidiaries, Partnerships and Joint Ventures. Not, and not permit any other Loan Party to, establish or acquire any Subsidiary, other than the Subsidiaries existing on the Closing Date, or enter into any partnership or joint venture.

7.17 Reserve Account. Not suffer or permit the amount of cash in the Reserve Account to be less than $900,000 at any time; provided that the Borrower shall have three Business Days to deposit amounts into the Reserve Account to make up any deficiency.

7.18 Subordinated Debt. Not (a) make or permit any payment on any Subordinated Debt or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to the Obligations.

7.19 Financial Covenants.

7.19.1 Liquidity. Not suffer or permit the Liquidity of the Borrower and its Subsidiaries to be less than $4,000,000 at any time, on or after March 31, 2019.

7.19.2 Total Leverage Ratio. Not suffer or permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2019, to be greater than the maximum ratio set forth in the table below opposite such date.

Date	Maximum Total Leverage Ratio

September 30, 2019	4.50:1.00
December 31, 2019	4.50:1.00

March 31, 2020	3.50:1.00
June 30, 2020	3.50:1.00
September 30, 2020	3.50:1.00
December 31, 2020	3.50:1.00

March 31, 2021	2.50:1.00
June 30, 2021	2.50:1.00
September 30, 2021	2.50:1.00

7.19.3 Debt Service Coverage Ratio. Note suffer or permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2019, to be greater than the maximum ratio set forth in the table below opposite such date.

Date	Debt Service Coverage Ratio

September 30, 2019	1.25:1.00
December 31, 2019	1.25:1.00

March 31, 2020	1.50:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00
December 31, 2020	1.50:1.00

March 31, 2021	1.50:1.00
June 30, 2021	1.50:1.00
September 30, 2021	1.50:1.00

7.20 Equity Cure. In the event the Loan Parties fail to comply with the financial covenants set forth in Section 7.19.2 or Section 7.19.3 as of the last day of any Fiscal Quarter, any cash equity contribution (funded with proceeds from a sale of issuance of Qualified Stock of the Borrower) to the capital of the Borrower after the last day of such Fiscal Quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the irrevocable election of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants in Section 7.19.2 or Section 7.19.3 at the end of such Fiscal Quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) notice of the Borrower’s intent to accept a Specified Equity Contribution shall be delivered by the Borrower to the Agent and the Lenders no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, (b) in each consecutive four Fiscal Quarter period there will be at least two Fiscal Quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than 100% of the amount required to cause the Loan Parties to be in compliance with such financial covenants (the “Cure Amount”), (d) there shall be no more than four Specified Equity Contributions made in the aggregate after the Closing Date, (e) the Borrower shall immediately apply the proceeds of a Specified Equity Contribution to prepay the Loans in accordance with Section 2.4.2(b) and (f) there shall be no reduction in Debt in connection with any Specified Equity Contribution (or the application of the proceeds thereof, including application of such proceeds for purposes of cash netting) for determining compliance with Section 7.19.2 or Section 7.19.3 for the period ending on the last day of the applicable Cure Quarter; provided that following any prepayment of the Loans pursuant Section 2.4.2(b) there shall be a reduction in Debt for determining compliance with Section 7.19.2 and Section 7.19.3 in future Fiscal Quarters, where such Cure Quarter is included in the applicable test period (but, for the avoidance of doubt, there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the Specified Equity Contribution is exercised). Upon the Agent’s receipt of notice from the Borrower of its intent to make a Specified Equity Contribution pursuant to this Section 7.20 no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, then, until the day that is 10 Business Days after such date, (x) neither the Agent nor any Lender shall exercise the right to accelerate the Loans and neither the Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral and (y) notwithstanding anything to the contrary herein, the Default Rate shall not be applicable, in each case, solely on the basis of an Event of Default having occurred and being continuing as a result of the Borrower’s failure to be in compliance with the financial covenants set forth in Section 7.19.2 or Section 7.19.3 in respect of the period ending on the last day of such Fiscal Quarter. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Debt in connection therewith), the Borrower is in compliance with the financial covenants set forth in Section 7.19.2 and Section 7.19.3, the Borrower shall be deemed to have satisfied the requirements of Section 7.19 as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of Section 7.19 that had occurred shall be deemed cured for purposes of this Agreement.

7.21 Benefit Plan Matters. Not, and not permit any other Loan Party to, sponsor, maintain, contribute to, be required to contribute to or have any liability with respect to any Benefit Plan.

7.22 Truth of Statements. Not, and not permit any other Loan Party to, furnish to the Agent or any Lender any certificate or other document that would breach Section 5.16 hereof, assuming the representation in Section 5.16 is being remade at the time such certificate or other document is furnished to the Agent or any Lender.

Section 8. Events of Default; Remedies.

8.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

8.1.1 Payment Default. (a) Any default shall occur in the payment when due of the principal of any Loan, or (b) any default shall occur in the payment of interest or any other Obligations not cured within three Business Days after such Obligations are due and payable (which three Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration in accordance with the terms of this Agreement).

8.1.2 Default Under Other Debt. Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party or any of its Subsidiaries having an aggregate outstanding principal amount (for all such Debt so affected) exceeding $250,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Borrower, any other Loan Party or any of their Subsidiaries to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its scheduled maturity.

8.1.3 Bankruptcy; Insolvency. (i) Any Loan Party or any of its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (ii) any Loan Party or any of its Subsidiaries commences any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (iii) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (ii) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of 60 days; (iv) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii), (iii) or (iv) above; or (vi) any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors.

8.1.4 Non-Compliance with Loan Documents. (a) Failure by the Borrower to comply with or to perform any covenant set forth in Sections 6.1.1 through 6.1.8, 6.1.10, 6.5, 6.8(b), 6.8(f), 6.9 and 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8), and continuance of such failure described in this clause (b) for 30 days.

8.1.5 Representations; Warranties. Any representation or warranty made by or in respect of any Loan Party herein or any other Loan Document is false or misleading in any material respect (without duplication of any materiality qualifier contained therein), or in any certificate furnished by or on behalf of any Loan Party to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6 Judgments.

(a) One or more judgments, orders or decrees for the payment of money aggregating individually or in the aggregate in excess of $250,000 shall be rendered against any Loan Party or any of its Subsidiaries and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments, or shall not have been discharged within 10 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance shall not be included in calculating the $250,000 amount set forth above so long as the Borrower provides the Lenders and the Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to the Required Lenders) to the effect that such judgment is covered by insurance and that the Borrower will receive the proceeds of such insurance within 60 days of the issuance of such judgment or if later, within 10 days after the expiration of any stay thereof; or

(b) one or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.7 Attachment; Levy; Restraint on Business.

(a) Any portion of any Loan Party’s assets having a fair market value in excess of $250,000 is attached, seized, levied on, or comes into possession of a trustee or receiver; or

(b) any court order enjoins, restrains or prevents any Loan Party from conducting a material part of its business.

8.1.8 Invalidity of Collateral Documents. Any Collateral Document shall cease to be in full force and effect; or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9 Lien Priority. Any Lien created under or by any Collateral Document shall at any time fail to constitute a valid and perfected Lien on the Collateral purported to be secured thereby, subject to no prior or equal Lien.

8.1.10 Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement (including, without limitation, the Subordination Agreement) that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.11 Change of Control. (a) A Change of Control shall occur or (b) a “Change of Control” or other similar event shall occur, as defined in, or under, any indenture, agreement, instrument or other documentation evidencing or otherwise relating to any Debt in excess of $250,000.

8.1.12 Benefit Plan Liability. (a) The incurrence of any liability under a Benefit Plan or (b) the failure of any employee benefit plan as defined in Section 3(3) of ERISA that provides medical insurance, dental insurance, vision insurance, life insurance or long-term disability benefits and that is sponsored by the Borrower or any member of its Controlled Group to be fully insured by a third party insurance company, in an aggregate amount for clauses (a) and (b) in excess of $250,000.

8.1.13 Material Adverse Effect. Any event or development occurs which has had or could reasonably be expected to have a Material Adverse Effect.

8.2 Remedies. If any Event of Default described in Section 8.1.3 shall occur, the Obligations, including without limitation any applicable Prepayment Premium Amount, shall become immediately due and payable and all outstanding Commitments shall terminate, all without presentment, demand, protest, notice or further action of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may, and upon the written request of the Required Lenders shall, declare all or any part of the Loans and other Obligations, including without limitation any applicable Prepayment Premium Amount, to be due and payable and/or all or any part of the Commitments then outstanding to be terminated, whereupon the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and such Commitments shall immediately terminate (in whole or in part, as applicable), all without presentment, demand, protest, notice or action of any kind. Any cash collateral delivered hereunder shall be applied by the Agent (at the direction of the Required Lenders) to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to the Borrower or as a court of competent jurisdiction may elect. Upon the declaration of the Obligations to be, or the Obligations becoming, due and payable pursuant to this Section 8.2 all such Obligations shall bear interest at the Default Rate.

Section 9. The Agent.

9.1 Appointment; Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent as administrative and collateral agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of its Affiliates (collectively, the “Related Parties”). The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3 Exculpatory Provisions.

(a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvent, debtor relief or creditor rights law; and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Agent shall not be under any obligation to the Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of the Lenders, the Agent may presume that such condition is satisfactory to the Lenders unless the Agent shall have received notice to the contrary from such Lenders prior to the making of such Loan. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Successor Agent. The Agent may resign as the Agent at any time upon 10 days’ prior notice to the Lenders and the Borrower. If the Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint a successor Agent on behalf of the Lenders after consulting with the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “the Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After the Agent’s resignation hereunder as the Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, a retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time as the Required Lenders shall appoint a successor agent as provided for above.

9.6 Non-Reliance on the Agent. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.7 Collateral Matters. Each Lender irrevocably authorizes the Agent, at the direction of the Required Lenders, to release any Lien granted to or held by the Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders. The Agent shall have the right, in accordance with the Collateral Documents and at the direction of the Required Lenders, to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent may, at the direction of the Required Lenders, purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

9.8 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3 or 10.4 of this Agreement to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent (or any sub-agent thereof), the Lenders hereby agree, jointly and severally, to pay to the Agent (or any such sub-agent) or such Related Party of the Agent (or any sub-agent thereof), as the case may be, such unpaid amount.

Section 10. Miscellaneous.

10.1 Waiver; Amendments.

(a) No delay on the part of the Agent or the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Subject to the provisions of Section 10.1(c) hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to the Agent pursuant) to, any Loan Document (other than the Agent Fee Letter, any Control Agreement, any Mortgage, or similar agreement or any landlord, bailee or mortgagee agreement) or any provision thereof, and no consent with respect to any departure by any Loan Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), but not the Required Lenders, and the Borrower, do any of the following:

(i) increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 8.2 (it being understood that any amendment to or waiver of any condition precedent set forth in Section 4.1 or Section 4.2, any Default, any Event of Default, any mandatory prepayment of the Loans or any mandatory reduction of the Commitments shall not constitute an increase, extension or reinstatement of any Commitment of any Lender);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest pursuant to Section 2.3.1(c)), fees or other amounts (other than principal) due to such Lenders hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.4 (other than scheduled installments under Section 2.4.1) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, and the waiver of any Default or Event of Default (other than pursuant to the failure to pay a scheduled installment under Section 2.4.1), or any mandatory reduction of any Commitments shall not constitute a postponement, delay, reduction or waiver of any scheduled installment of principal or any payment of interest, fees or other amounts);

(iii) reduce the principal of, or the rate of interest specified herein (except pursuant to Section 2.15(c)) (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv) (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Debt having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 10.1 or, subject to the terms of this Agreement, the definition of Required Lenders or any provision expressly providing for consent or other action by all Lenders; or

(vii) discharge any Loan Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that (X) all the Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) or (vii) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Debt permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, (i) in the Required Lenders’ reasonable discretion, any written consent, amendment, or waiver contemplated by this Section 10.1 may include a consent, amendment or waiver made via electronic mail (which specifically states that it is a consent, amendment or waiver being made under this Section 10.1) with appropriate confirmations or agreements from the recipients or senders of such consent, amendment or waiver, as applicable, and (ii) any such amendment, consent, or waiver made via electronic mail in accordance with clause (i) of this sentence shall be deemed a “Loan Document” so long as identified and acknowledged and agreed to as such by the parties to such amendment, consent or waiver.

(b) No amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all the Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights, obligations, indemnities or duties of the Agent under this Agreement or any other Loan Document. No provision of Section 9 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.

(c) The Agent Fee Letter, any Control Agreement, any Mortgage, or similar agreement or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.

10.2 Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 10.2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent to the Loan Parties by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when delivered.

10.3 Costs; Expenses. The Borrower agrees to pay promptly (a) all reasonable out-of-pocket and documented costs and expenses of the Agent and the Lenders (including diligence costs, consulting fees and Costs) in connection with the transactions contemplated by this Agreement and the other Loan Documents, including the preparation, execution, delivery and administration (including perfection and protection of Collateral subsequent to the Closing Date) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), (b) all out-of-pocket and documented costs and expenses (including costs of experts and Costs) incurred by the Agent and the Lenders in connection with the custody or preservation of, or the sale of, collection from, or other realization upon, any Collateral and (c) all out-of-pocket and documented costs and expenses (including Costs) incurred by the Agent and the Lenders in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. All Obligations provided for in this Section 10.3 shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

10.4 Indemnification by the Borrower. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Agent, the Lenders and each of the officers, directors, employees, Affiliates, controlling persons, advisors and agents of the Agent and the Lenders (each, a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), obligations, damages, penalties, judgments, fines, disbursements, expenses and costs, including Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or asserted against any Lender Party by any Person (including in connection with any action, suit or proceeding brought by any Loan Party or any Lender Party) as a result of, or arising out of, or relating to: the execution, delivery, performance, administration or enforcement of this Agreement or any other Loan Document, the use of proceeds of the Loans, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final, non-appealable determination. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. All Obligations provided for in this Section 10.4 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.5 Marshaling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower or any other Loan Party makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and (b) each Lender agrees to pay to the Agent upon demand its share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.

10.6 Nonliability of the Lenders. The relationship between the Borrower on the one hand and the Lenders on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Borrower or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower or any other Loan Party to review or inform (including payment of all outstanding principal) the Borrower or any other Loan Party of any matter in connection with any phase of the Borrower’s or any other Loan Party’s business or operations. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. None of the Borrower, the Agent or any Lender shall have any liability with respect to, and the Borrower, the Agent and each Lender each hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.7 Confidentiality. The Agent and the Lenders agree to maintain as confidential all information provided to them by or on behalf of any Loan Party in connection with the Loan Documents, except that the Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender or any of their Affiliates (including collateral managers of such Lender or Agent) in evaluating, approving, structuring or administering the Loan and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of such Lender that requires access to information about such Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of the Agent or such Lender (or their Affiliates or Persons employed by them); or (h) to a Person that is an investor or prospective investor in such Lender or any of its Affiliates; provided, that, with respect to clauses (a), (b) and (h), the Agent or such Lender may disclose such information to the extent that such Person or assignee, as applicable, agrees to be bound by provisions substantially similar to the provisions of this Section 10.7.

10.8 Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.9 Nature of Remedies. All Obligations of the Loan Parties and rights of the Agent and the Lenders expressed herein or in any other Loan Document are cumulative to the extent permitted by Applicable Law and shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile or electronic transmission (including PDF) of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.

10.13 Successors; Assigns. This Agreement shall be binding upon the Borrower, each other Loan Party party hereto, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, each other Loan Party party hereto, the Lenders and the Agent and the successors and assigns of each Lender and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower and each other Loan Party party hereto may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and the Lenders. Each Lender may sell, transfer, or assign any or all of its rights and obligations hereunder, pursuant to assignment documentation reasonably acceptable to such Lender, the Agent and such assignee, to (a) any Eligible Assignee or (b) with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), any other Person acceptable to such Lender and the Agent; provided that the Borrower’s consent under this clause (b) shall not be required if an Event of Default has occurred and is then continuing. Such assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment documentation, shall have the rights and obligations of a Lender hereunder. The Agent (acting solely for this purpose as the agent of the Borrower) shall maintain a register for the recordation of the names and addresses of each Lender and its assignees, and the amounts of principal and interest owing to any of them hereunder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and each Lender and its assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and all references to each Lender in this Agreement shall include any such assignee of such Lender.

10.14 Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.15 Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent assignment and assumption documentation reasonably acceptable to the Agent, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee shall complete and deliver to the satisfaction of the Agent an administrative questionnaire in a form provided by the Agent.

10.16 Participations. Each Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more Persons (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the existence or identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the applicable United States Treasury Regulations or (ii) with respect to any Person whose interest in the Loans or other obligations is treated as a participation by reason of the Agent not accepting and recording a proposed assignment in the Register. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Participant shall not be entitled to receive any greater payment under Section 2 hereof than the initial Lender would have been entitled to receive with respect to the participation sold to such Participant.

10.17 Forum Selection; Consent to Jurisdiction; Service of Process. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION (AT THE DIRECTION OF THE REQUIRED LENDERS), IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.18 Waiver of Jury Trial. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

WORKHORSE GROUP INC.
as the Borrower

By:	/s/ Stephen S. Burns
	Name:	Stephen S. Burns
	Title:	CEO

MARATHON STRUCTURED PRODUCT STRATEGIES FUND, LP
MARATHON BLUE GRASS CREDIT FUND, LP
MARATHON CENTRE STREET PARTNERSHIP, L.P.
TRS CREDIT FUND, LP
as a Lenders

By:	/s/ Louis Hanover
	Name:	Louis Hanover
	Title:	CIO, Co-Managing Partner

WILMINGTON TRUST, NATIONAL ASSOCIATION
as the Agent

By:	/s/ Jamie Roseberg
	Name:	Jamie Roseberg
	Title:	Banking Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

SCHEDULE 1.1

Commitment Schedule

Tranche One Commitments

Lender	Tranche One Commitments
Marathon Structured Product Strategies Fund, LP	$2,857,142.86
Marathon Blue Grass Credit Fund, LP	$1,880,571.43
Marathon Centre Street Partnership, L.P.	$3,718,000.00
TRS Credit Fund, LP	$1,544,285.71
Total:	$10,000,000

Tranche Two Commitments

Lender	Tranche Two Commitments
Marathon Structured Product Strategies Fund, LP	$7,142,857.14
Marathon Blue Grass Credit Fund, LP	$4,701,428.57
Marathon Centre Street Partnership, L.P.	$9,295,000.00
TRS Credit Fund, LP	$3,860,714.29
Total:	$25,000,000

Sch. 1.1-1

SCHEDULE 10.2

Addresses for Notices

LOAN PARTIES:

Workhorse Group Inc.

100 Commerce Drive

Loveland, Ohio 45140
Attention: Paul Gaitan, CFO
Telephone: 513-360-4704
Email: paul.gaitan@workhorse.com

With a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Attn: Stephen M. Fleming

Email: smf@flemingpllc.com

Workhorse Technologies Inc.

100 Commerce Drive

Loveland, Ohio 45140
Attention: Paul Gaitan, CFO
Telephone: 513-360-4704
Email: paul.gaitan@workhorse.com

With a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Attn: Stephen M. Fleming

Email: smf@flemingpllc.com

Workhorse Properties Inc.

100 Commerce Drive

Loveland, Ohio 45140
Attention: Paul Gaitan, CFO
Telephone: 513-360-4704
Email: paul.gaitan@workhorse.com

Sch.10.2-1

With a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Attn: Stephen M. Fleming

Email: smf@flemingpllc.com

Workhorse Motor Works Inc

100 Commerce Drive

Loveland, Ohio 45140
Attention: Paul Gaitan, CFO
Telephone: 513-360-4704
Email: paul.gaitan@workhorse.com

With a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Attn: Stephen M. Fleming

Email: smf@flemingpllc.com

Surefly, Inc.

100 Commerce Drive

Loveland, Ohio 45140
Attention: Paul Gaitan, CFO
Telephone: 513-360-4704
Email: paul.gaitan@workhorse.com

With a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Attn: Stephen M. Fleming

Email: smf@flemingpllc.com

Sch.10.2-2

LENDERS:

Marathon Structured Product Strategies Fund, LP, as a Lender

One Bryant Park, 38th Floor

New York, NY 10036
Attention: Robert Comizio; Jordan Bryk
Telephone: 212-500-3148; 212-500-3152
Facsimile: 212-205-8739

Email: rcomizio@marathonfund.com; jbryk@marathonfund.com

Marathon Blue Grass Credit Fund, LP, as a Lender

One Bryant Park, 38th Floor

New York, NY 10036
Attention: Robert Comizio; Jordan Bryk
Telephone: 212-500-3148; 212-500-3152
Facsimile: 212-205-8739

Email: rcomizio@marathonfund.com; jbryk@marathonfund.com

Marathon Centre Street Partnership, L.P., as a Lender

One Bryant Park, 38th Floor

New York, NY 10036
Attention: Robert Comizio; Jordan Bryk
Telephone: 212-500-3148; 212-500-3152
Facsimile: 212-205-8739

Email: rcomizio@marathonfund.com; jbryk@marathonfund.com

TRS Credit Fund, LP, as a Lender

One Bryant Park, 38th Floor

New York, NY 10036
Attention: Robert Comizio; Jordan Bryk
Telephone: 212-500-3148; 212-500-3152
Facsimile: 212-205-8739

Email: rcomizio@marathonfund.com; jbryk@marathonfund.com

AGENT:

Wilmington Trust, National Association, as the Agent

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402
Attention: Jamie Roseberg, Relationship Manager
Telephone: 612-217-5688
Facsimile: 612-217-5651

Email: jroseberg@wilmingtontrust.com

Sch.10.2-3

EXHIBIT A

Form of Note

FORM OF
[TRANCHE ONE][TRANCHE TWO] TERM NOTE

$[__________.00]	New York, New York
[DATE]

FOR VALUE RECEIVED, the undersigned, [WORKHORSE GROUP INC.] (the “Borrower”), hereby unconditionally promises to pay to [               ] (the “Lender”), or its registered assigns at the address specified in the Credit Agreement (as hereinafter defined; each capitalized term used and not otherwise defined herein having the meaning assigned to it in the Credit Agreement) in lawful money of the United States and in immediately available funds, the unpaid amount of the Obligations relating to the [Tranche One Loans][Tranche Two Loans] outstanding under the Credit Agreement from time to time. Amounts evidenced hereby shall be paid in the amounts and on the dates specified in Section 2 of the Credit Agreement. [Any principal amount of this Note prepaid or repaid may not be re-borrowed.]1 The outstanding principal balance of this Note together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

The holder of this Note is authorized (but not required) to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the type and amount of the Obligations relating to the [Tranche One Loans][Tranche Two Loans] and the date, type and amount of each payment or prepayment in respect thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure of such holder to make any such endorsement or any error in any such endorsement shall not affect the Obligations.

This Note (a) is one of the Notes referred to in the Credit Agreement dated as of [__________] [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Wilmington Trust, National Association, as agent (the “Agent”), the financial institutions from time to time party thereto as lenders, and any other entities from time to time party thereto and (b) is subject to the provisions of the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and any guarantees, the terms and conditions upon which the security interests and any guarantee were granted and the rights of the holder of this Note in respect thereof. Borrower acknowledges and agrees that Agent, as agent, may exercise all rights provided in the Loan Documents with respect to this Note.

1 NTD: For Tranche One Loans only.

Ex. A-1

Upon the occurrence and during the continuance of any one or more of the Events of Default, all Obligations under the Credit Agreement as evidenced by this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF NEW YORK (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

WORKHORSE GROUP INC.

By:
Name:
Title:

Ex. A-2

EXHIBIT B

Form of Compliance Certificate

FORM OF COMPLIANCE CERTIFICATE

WORKHORSE GROUP INC.

COMPUTATION DATE: _____________ __, 20__

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 6.1.4 of the Credit Agreement, dated as of December 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Workhorse Group Inc. (the “Borrower”), the financial institutions from time to time party thereto as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and Wilmington Trust, National Association, as Agent. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Credit Agreement.

This Certificate relates to the [calendar month][Fiscal Quarter][Fiscal Year] commencing on ___________ __, 20__ and ending on ____________ __, 20__ (such latter date being the “Computation Date”).

The undersigned is duly authorized to execute and deliver this Certificate on behalf of the Borrower and its Subsidiaries. By executing this Certificate on behalf of the Borrower and its Subsidiaries (and not in his personal capacity), the undersigned hereby certifies to the Agent, for the benefit of the Lenders, that as of the Computation Date:

(a) [Attached hereto as Annex I are a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such calendar month, together with (i) consolidated statements of income and cash flows for such period prepared on a basis consistent with GAAP, together with a comparison with the budget for such period of the current Fiscal Year and (ii) the volume and average sales price for the vehicles sold during such month, all certified by the chief financial officer of the Borrower.]1

[Attached hereto as Annex I area consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto, all prepared in accordance with GAAP and certified by the chief financial officer of the Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 6.1.1 of the Credit Agreement, subject to normal yearend audit adjustments, and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year.]2

1 INCLUDE FOR MONTHLY FINANCIAL DELIVERABLES.

2 INCLUDE FOR QUARTERLY FINANCIAL DELIVERABLES.

Ex. B-1

[Attached hereto as Annex I are (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any explanatory paragraph expressing substantial doubt about the ability of the Borrower and its Subsidiaries to continue as a going concern (other than solely with respect to , or resulting solely from (i) an upcoming maturity date of the Loans occurring within one year from the time such report is delivered or (ii) any potential inability to satisfy any financial covenant set forth in the Credit Agreement on a future date or in a future period)), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Year, as compared to amounts for the previous Fiscal Year.]3

(b) The financial statements delivered with this Certificate in accordance with Section 6.1.[1][2][3] of the Credit Agreement fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (subject to the absence of footnotes and to normal year-end audit adjustments in the case of unaudited financial statements).

(c) As of the Computation Date, the Loan Parties are in compliance in all respects with the financial covenants set forth in Section 7.19 of the Credit Agreement. Set forth on Attachment 1 hereto are calculations showing compliance with Section 7.19.1 of the Credit Agreement [and Section 7.19.2 and Section 7.19.3 of the Credit Agreement]4 as of the Computation Date.

(d) No Event of Default or Default has occurred and is continuing [except as set forth on Attachment 2 hereto, which includes a description of the nature and period of existence of such Event of Default or Default and what action the applicable Loan Parties have taken, are taking, or propose to take with respect thereto].

3 INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.

4 INCLUDE FOR QUARTERLY AND ANNUAL FINANCIAL DELIVERABLES.

[Signature Page Follows]

Ex. B-2

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certification and warranties contained herein to be made by its chief financial officer, as of the date first above written.

WORKHORSE GROUP INC.

By:
Name:
Title:	Chief Financial Officer

Ex. B-3

Attachment 1

Schedule to Compliance Certificate: Dated as of [ ]

1. Liquidity

The amount of Qualified Cash of the Borrower and its Subsidiaries:	$

The amount required by Section 7.19.1 of the Credit Agreement:		$4,000,000	[5]

Compliance:	[Yes] [No]

2. Total Leverage Ratio6

The Total Leverage Ratio for the fiscal quarter ended [ ]7:	$

Calculation of the Total Leverage Ratio:

[     ]

The maximum Total Leverage Ratio

permitted by Section 7.19.2 of the Credit

Agreement is the ratio set forth in the table

below opposite such date:

Date	Maximum Total Leverage Ratio
September 30, 2019	4.50:1.00
December 31, 2019	4.50:1.00
March 31, 2020	3.50:1.00
June 30, 2020	3.50:1.00
September 30, 2020	3.50:1.00
December 31, 2020	3.50:1.00
March 31, 2021	2.50:1.00
June 30, 2021	2.50:1.00
September 30, 2021	2.50:1.00

5 Applies starting on and after March 31, 2019.

6 Applies starting with the Fiscal Quarter ended September 30, 2019.

7 To be the fiscal quarter most recently ended.

Compliance:	[Yes] [No]

Ex. B-4

3. Debt Service Coverage Ratio8

The Debt Service Coverage Ratio for the fiscal quarter ended [ ][9]:	$

Calculation of the Debt Service Coverage

Ratio:

[     ]

The maximum Debt Service Coverage Ratio

permitted by Section 7.19.3 of the Credit

Agreement is the ratio set forth in the table

below opposite such date:

Date	Maximum Total Leverage Ratio
September 30, 2019	1.25:1.00
December 31, 2019	1.25:1.00
March 31, 2020	1.50:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00
December 31, 2020	1.50:1.00
March 31, 2021	1.50:1.00
June 30, 2021	1.50:1.00
September 30, 2021	1.50:1.00

Compliance:	[Yes] [No]

8 Applies starting with the Fiscal Quarter ended September 30, 2019.

9 To be the fiscal quarter most recently ended.

Ex. B-5

EXHIBIT C

Form of Tranche Two Borrowing Request

[ ], 20[ ]

Wilmington Trust, National Association

50 South Sixth Street, Ste. 1290

Minneapolis, MN 55402

Attention of: Jamie Roseberg, Relationship Manager

Re: Tranche Two Borrowing Request

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 31, 2018 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Workhorse Group Inc., in its capacity, as borrower (the “Borrower”), Wilmington Trust, National Association, as administrative agent and collateral agent (the “Agent”) for the financial institutions from time to time party thereto as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and the Lenders from time to time party thereto, pursuant to which the Lenders have agreed to extend term loans to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

The Borrower hereby requests Tranche Two Loans in the aggregate principal amount of $[ ] be disbursed on [ ]1, 20[  ] to the Reserve Account. This serves as an irrevocable Borrowing Request pursuant to and in accordance with Section 4.2.1 of the Credit Agreement.

The undersigned hereby certifies, represents and warrants that (i) the applicable conditions set forth in Section 4.2 of the Credit Agreement have been satisfied as of the date hereof or will be satisfied on the date of the proposed Tranche Two Funding specified in the paragraph above, (ii) attached hereto in Exhibit A are copies of the Subject Purchase Orders, each of which is in full force and effect without modification as of the date hereof, against which the Tranche Two Loans requested hereby are requested to be made, and (iii) set forth in Exhibit B attached hereto are calculations setting forth the anticipated production costs and anticipated margin of return, in each case, associated with the Subject Purchase Orders attached hereto in Exhibit A.

The officer signing below is the chief executive officer or chief financial officer of the Borrower and is authorized to request the Tranche Two Loans contemplated hereby and issue this Borrowing Request on behalf of the Borrower.

[Signature Pages Follow]

1 To be not less than 15 days after the date hereof.

Ex. C-1

Sincerely,

WORKHORSE GROUP INC.

By:
Title: [Chief Executive Officer/Chief
Financial Officer]
Name:

Ex. C-2